As filed with the Securities and Exchange Commission on June 22, 2007.
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pioneer Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	06-1215192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Louisiana Street, Suite 4300
Houston, Texas 77002
(713) 570-3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary L. Pittman
Senior Vice President and Chief Financial Officer
Pioneer Companies, Inc.
700 Louisiana Street, Suite 4300
Houston, Texas 77002
(713) 570-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
David P. Elder
Paul E. Pryzant
Locke Liddell & Sapp LLP
600 Travis, 34th Floor
Houston, Texas 77002
(713) 226-1200

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price(2)	Fee
2.75% Convertible Senior Subordinated Notes due 2027	$120,000,000(1)	100%(2)	$120,000,000	$3,684
Common Stock, par value $0.01 per share	3,398,664(3)	—	—	(4)

(1)	Represents the aggregate principal amount at maturity of the notes originally issued by the registrant on March 26, 2007

(2)	Equals the aggregate principal amount of the notes being registered. Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”)

(3)	Represents the maximum number of shares of common stock initially issuable upon conversion of the notes. Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of shares of common stock that may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions of the notes.

(4)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion right.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus i23s not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2007.

Preliminary Prospectus
$120,000,000

2.75% Convertible Senior Subordinated Notes due 2027
and
Shares of Common Stock Issuable Upon Conversion of the Notes

On March 26, 2007, we issued and sold $120 million aggregate principal amount of our 2.75% Convertible Senior Subordinated Notes due 2027 in a private offering. Selling securityholders will use this prospectus to resell the notes and the shares of our common stock issuable upon conversion of the notes.

The notes will mature on March 1, 2027. During the periods described herein, holders may convert their notes into cash or, under certain circumstances, cash and shares of our common stock, in each case, based on a daily conversion value, as described in this prospectus, calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. The initial conversion rate is 28.3222 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $35.31 per share), subject to adjustment. Upon conversion we will pay an amount in cash equal to the principal portion of the notes converted. If the “daily conversion value” exceeds the principal portion, we will, at our election, pay cash or a combination of cash and common stock based on a daily conversion value calculated on a proportionate basis for each trading day of the relevant 20 trading day observation period. The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change” occurs prior to the maturity date, we will in some cases, and subject to certain limitations, increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. On June 20, 2007, the last reported sale price for our common stock on the Nasdaq Global Market was $34.34. Our common stock is listed under the symbol “PONR.”

The notes will be convertible at any time on or prior to the close of business on the scheduled trading day immediately preceding January 1, 2014 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (referred to as the measurement period) in which the price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate then in effect; (2) during any fiscal quarter (and only during such quarter) after the calendar quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified corporate events. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, January 1, 2014 through the trading day immediately preceding the maturity date.

Interest is payable on March 1 and September 1 of each year. The first interest payment will be made on September 1, 2007. The notes will be our general unsecured senior subordinated obligations, ranking subordinate in right of payment to all of our existing and future senior indebtedness, structurally subordinate to all of the existing and future indebtedness and other liabilities of our subsidiaries, equal in right of payment with all of our existing and future senior subordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. In addition, beginning with the six-month interest period commencing March 1, 2014, we will pay contingent interest in cash during any six-month interest period in which the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes.

We may redeem some or all of the notes on or after March 6, 2014 at a redemption price payable in cash equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any. Each holder may require us to repurchase in cash all or a portion of the notes at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on March 1, 2014, March 1, 2017 and March 1, 2022, or, subject to certain exceptions, at any time prior to maturity upon a fundamental change.

The notes are subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt instruments, see “Certain United States Federal Income Tax Considerations.”

The notes are not listed on any securities exchange or included in any automated quotation system.

The notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALsm Market.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of this prospectus beginning on page 8 and the risk factors incorporated herein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission.

We will not receive any of the proceeds from the sale of the notes or the shares of common stock by the selling securityholders. The notes and the shares of common stock may be offered by the selling securityholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq Global Market. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This date of this prospectus is • , 2007.

We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus and any prospectus supplement or in any of the documents that are incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock issued upon conversion of the notes owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they are required to provide to potential investors a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus, and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” for more information.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential securityholders about our company. These statements may include projections and estimates concerning the timing and success of specific projects, including the conversion and expansion of our St. Gabriel, Louisiana chlor-alkai plant (which we sometimes refer to in this prospectus as the St. Gabriel project) and anticipated benefits thereof, and our future prices, liquidity, backlog, debt levels, production, revenue, income, expenses, product margins, cash flows, capital spending and pension contributions. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “could,” “intend,” “may,” “might,” “potential,” “should,” “forecast,” “budget,” “goal” or other words that convey the uncertainty of future events or outcomes. In addition, sometimes we will specifically describe a statement as being a forward-looking statement and refer to this cautionary statement.

Various statements this prospectus contains or which are incorporated by reference into this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements speak only as of the date of the particular statement, we disclaim any obligation to update these statements, and we caution against any undue reliance on them. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper and the migration by United States customers to low-cost foreign locations;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	higher-than-expected raw material and energy or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards or an interruption in the supply of electricity, salt or other raw materials;

•	unexpected litigation outcomes;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	failure to comply with financial covenants contained in our debt instruments;

•	inability to make scheduled payments on or refinance our indebtedness;

•	loss of key customers or suppliers;

•	disruption of transportation or higher than expected transportation or logistics costs;

•	the occurrence of accidents in the manufacturing, handling, storage or transportation of chlorine, including chemical spills or releases at our facilities or railcar accidents that result in a chlorine release;

ii

•	environmental costs and other expenditures in excess of those projected;

•	changes in laws and regulations inside or outside the United States;

•	the outcome of the operational efficiency project that we began implementing in the first quarter of 2004;

•	the occurrence of extraordinary events, such as Hurricanes Katrina and Rita, the attacks on the World Trade Center and the Pentagon that occurred on September 11, 2001, or the war in Iraq;

•	our ability to obtain regulatory and Pioneer shareholder approval to consummate the merger with Olin Corporation and to satisfy the other closing conditions contained in the merger agreement;

•	increases in costs and delays in the completion of the St. Gabriel project; and

•	other factors discussed under “Risk Factors” or elsewhere in this prospectus and in the documents that we include or incorporate by reference into this prospectus, including our Annual Report on Form 10K/A for the fiscal year ended December 31, 2006 and our subsequent SEC filings.

We believe the items we have outlined above, as well as others, are important factors that could cause our actual results to differ materially from those expressed in a forward-looking statement made in or incorporated by reference into this prospectus or elsewhere by us or on our behalf. These factors are not necessarily all of the important factors that could affect us. Unpredictable or unknown factors that we have not discussed in this prospectus could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises. We advise our security holders that they should (i) be aware that important factors we do not refer to above could affect the accuracy of our forward-looking statements and (ii) use caution and common sense when considering our forward-looking statements.

INCORPORATION OF DOCUMENTS FILED WITH THE SEC

We incorporate by reference information into this prospectus. “Incorporate by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K/A for the year ended December 31, 2006, filed with the SEC on March 16, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007;

•	our Current Report on Form 8-K filed with the SEC on January 31, 2007 (Items 8.01 and 9.01 only), March 22, 2007; March 28, 2007; May 22, 2007; and June 8, 2007;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2007; and

•	the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on June 16, 2003, and as such registration statement may be amended from time to time for the purpose of updating, changing or modifying the description of our common stock.

We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (other than those “furnished” pursuant to Item 2.02 or Item 7.01 or disclosure made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information “furnished” to the SEC) between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated. Any such filings shall be deemed to be incorporated by reference and to be a part of this offering memorandum from the respective dates of filing of those documents.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference in that information. Requests should be directed to Pioneer Companies, Inc., Attention: Secretary, 700 Louisiana Street, Suite 4300, Houston, Texas 77002; (713) 570-3200.

iii

PROSPECTUS SUMMARY

This summary highlights some important information about our business and about this offering. It does not include all of the information you should consider before deciding to purchase any notes or shares of our common stock. Please review this entire prospectus and the information incorporated herein by reference, including the risk factors section and our consolidated financial statements and related notes, before you decide to purchase any notes or shares of our common stock.

Unless otherwise indicated, “we,” “us,” “our” and similar terms refer to Pioneer Companies, Inc. and its subsidiaries. We refer to chlorine and caustic soda collectively in this offering memorandum as “chlor-alkali”.

Our Company

We have manufactured and marketed chlorine, caustic soda and related products in North America since 1988. We conduct our primary business through our operating subsidiaries: PCI Chemicals Canada Company and Pioneer Americas LLC. Approximately 52% of our annual production capacity of chlor-alkali products is manufactured by our two Canadian chlor-alkali plants in Becancour, Quebec and Dalhousie, New Brunswick, while the remaining 48% of our production capacity is manufactured by our two United States plants in Henderson, Nevada and St. Gabriel, Louisiana.

Chlorine and caustic soda are commodity chemicals that are used as raw materials in a wide variety of applications and chemical processes. We believe that they are the seventh and sixth most commonly produced chemicals, respectively, in the United States, based on volume. Caustic soda and chlorine are co-products which are produced simultaneously through the electrolysis of salt water in a fixed ratio of approximately 1.1 to 1. An electrochemical unit, which the industry refers to as an “ECU”, consists of 1.1 tons of caustic soda and 1 ton of chlorine.

Chlorine is used in 60% of all commercial chemistry, 85% of all pharmaceutical chemistry and 95% of all crop protection chemistry. More than 15,000 products, including water treatment chemicals, plastics, detergents, pharmaceuticals, disinfectants and agricultural chemicals, are manufactured with chlorine as a raw material. Chlorine is also used directly in water disinfection applications. In the United States and Canada, chlorination is used to make public drinking water safe to drink, and a significant portion of industrial and municipal wastewater is treated with chlorine or chlorine derivatives to kill water-borne pathogens.

Caustic soda is a versatile chemical alkali used in a diverse range of manufacturing processes, including pulp and paper production, metal smelting and oil production and refining, as well as in the manufacture of a wide variety of other end-use products, including detergents, rayon and cellophane.

In addition to chlorine and caustic soda, we also manufacture bleach, hydrochloric acid and sodium chlorate. Bleach is manufactured from chlorine and caustic soda and is used primarily in water treatment and disinfectant applications. Hydrochloric acid is manufactured from chlorine and is used in a wide range of industrial applications such as oil drilling, food processing, steel production, energy generation and mining. Sodium chlorate is manufactured by the electrolysis of salt water and is primarily used for bleaching pulp in the paper product industry.

We were incorporated in Delaware in 1987. Our principal executive offices are located at 700 Louisiana Street, Suite 4300, Houston, Texas 77002. Our telephone number is (713) 570-3200. Our website is located at www.piona.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus and shall not be deemed to be incorporated by reference into this prospectus.

Pending Acquisition by Olin Corporation

On May 20, 2007, we entered into a definitive agreement with Olin Corporation (“Olin”) and Princeton Merger Corp., a wholly owned subsidiary of Olin (“Merger Sub”) pursuant to which Merger Sub will merge with and into Pioneer, with Pioneer continuing as the surviving corporation and as a wholly owned subsidiary of Olin.

Under the terms of the merger agreement, at the effective time and as a result of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than shares as to which dissenters’ rights are properly asserted under Delaware law and shares owned by us, Olin or Merger Sub, will be converted into the right to receive a cash amount of $35.00, without interest. Additionally, at the effective time of the Merger, each outstanding stock option will be cancelled automatically, and at the effective time of the merger, converted into the right to receive a lump sum cash payment (less any applicable withholding) equal to the product of (i) the total number of shares of our common stock subject to such holder’s stock option immediately prior to the effective time of the merger and (ii) the excess, if any, of $35.00 over the exercise price per share of our common stock subject to such stock option. At the effective time of the merger, each share of restricted stock outstanding will vest in full and be converted into the right to receive $35.00.

We have made customary representations, warranties and covenants in the merger agreement, including among others (i) to conduct our and our subsidiaries’ businesses in the ordinary course consistent with past practice during the period between the execution of the merger agreement and the effective time of the merger (the “Interim Period”), (ii) not to engage in certain kinds of transactions or take certain actions during the Interim Period, (iii) to cause a meeting of our stockholders to be held to vote on the adoption of the merger agreement, (iv) to cease immediately any discussions and negotiations with respect to any alternative acquisition proposal, (v) not to solicit any alternative acquisition proposal or enter into discussions concerning or furnish information in connection with any alternative acquisition proposal, subject to certain exceptions; and (vi) that our board of directors has recommended that the merger and the merger agreement be adopted by our stockholders, in each case, subject to certain exceptions.

The merger has been approved by our and Olin’s board of directors. Each party’s obligation to consummate the merger is subject to customary closing conditions, including (i) approval of the holders of our common stock; (ii) absence of any law or order prohibiting the completion of the merger; (iii) expiration or termination of the Hart-Scott-Rodino waiting period (or any extension thereof); (iv) accuracy of the representations and warranties of the other party, generally except where the failure of such representations and warranties to be accurate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the merger agreement) on the party making such representations and warranties; and (v) material compliance of the other party with its covenants.

The merger agreement contains certain termination rights for both us and Olin, and further provides that, upon termination of the merger agreement under specified circumstances, including after receipt from a third party of a Superior Proposal (as defined in the merger agreement), we would be required to pay Olin a termination fee of approximately $15.6 million.

The merger, if it occurs, will constitute a fundamental change, as that term is used in the indenture. Please see “Description of Notes” beginning on page 19 for a description of the rights of the holders of the notes upon the occurrence of a fundamental change.

We intend to file with the SEC a proxy statement to be used to solicit stockholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT US, THE PROPOSED TRANSACTION AND RELATED MATTERS. A definitive proxy statement will be sent to our security holders seeking their approval of the proposed transaction.

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes and our common stock issuable upon conversion of the notes, see the sections entitled “Description of the Notes” and “Description of Capital Stock” in this prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of the Notes,” the words “we,” “our,” “us” and “Pioneer” refer only to Pioneer Companies, Inc. and not any of its subsidiaries

Issuer	Pioneer Companies, Inc., a Delaware corporation.

Securities Offered	$120,000,000 aggregate principal amount of 2.75% convertible senior subordinated notes due 2027.

Maturity Date	March 1, 2027, unless earlier redeemed, repurchased or converted.

Interest	The notes bear interest at the rate of 2.75% per year, payable semi-annually, in arrears, on March 1 and September 1 of each year, commencing on September 1, 2007.

Contingent Interest	Beginning with the six-month interest period commencing March 1, 2014, we will pay contingent interest in cash during any six-month interest period in which the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes.

During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of notes will equal 0.30% of the average trading price of $1,000 principal amount of the notes during the five trading days immediately preceding the first day of the applicable six-month interest period.

Ranking	The notes are our general unsecured senior subordinated obligations. Accordingly, they are:

• subordinate in right of payment to all of our existing and future senior indebtedness, but excluding indebtedness that expressly provides that it ranks equal or subordinate in right of payment to the notes;

• equal in right of payment to all of our existing and future senior subordinated indebtedness; and

• senior in right of payment to all of our future subordinated indebtedness.

The notes also will be effectively junior in priority to our obligations under all secured indebtedness, including our revolving credit facility and any other secured obligations, in each case to the extent of the value of the assets securing such obligations. See “Description of Other Indebtedness.”

The notes will also be effectively junior to all liabilities of our subsidiaries.

As of March 31, 2007, Pioneer Companies, Inc. (excluding its subsidiaries) had only the $120 million of indebtedness under the notes. However, at such date, our subsidiaries had total senior indebtedness of approximately $77 million, consisting of $75 million of 10% Senior Secured Notes due 2008 and approximately $2 million of other indebtedness, and the ability to borrow under our revolving credit facility additional senior secured indebtedness of approximately $20.7 million, after reducing the amount of availability thereunder by the $9.3 million of letters of credit then outstanding. Obligations under our revolving credit facility are secured by liens on the accounts receivable and inventory of our subsidiaries. Pioneer Companies, Inc. also guaranteed the 10% Senior Secured Notes due 2008.

As of March 31, 2007, our subsidiaries had approximately $140.4 million of other liabilities, including trade payables but excluding intercompany liabilities, all of which would have had a prior claim, ahead of the notes, on the assets of those subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. On April 24, 2007, we redeemed the remaining $75 million principal balance of our 10% Senior Secured Notes due 2008.

For more information, see “Description of Notes — Brief Description of the Notes.”

Conversion	You may convert your notes into cash or, under certain circumstances, cash and shares of our common stock at any time on or prior to the trading day preceding January 1, 2014, subject to prior redemption or repurchase only during the specified periods under the following circumstances:

• during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the conversion value, which equals the product of the closing sale price of our common stock and the conversion rate then in effect;

• during any fiscal quarter after the fiscal quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the applicable conversion price in effect on the last trading day of the immediately preceding fiscal quarter;

• if we call the notes for redemption;

• if a fundamental change occurs; or

• during prescribed periods upon the occurrence of certain corporate events described under “Description of the Notes — Conversion Procedures — Conversion Upon Specified Corporate Transactions.”

On and after January 1, 2014, to (and including) the trading day preceding the maturity date, subject to prior redemption or repurchase, the notes will be convertible into cash and, if applicable, shares of our common stock regardless of the foregoing circumstances.

The initial conversion rate is 28.3222 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $35.31 per share, subject to adjustment, as described under “Description of Notes — Conversion Procedures — Conversion Rate Adjustments.”

Upon conversion, we will pay on the third VWAP trading day following the last VWAP trading day of such observation period, with respect to each VWAP trading day of the related 20 VWAP trading day observation period, an amount in cash equal to the lesser of (i) $50.00 and (ii) the daily conversion value of the notes converted all calculated as described under “Description of Notes — Conversion Rights — Settlement Upon Conversion.” If the daily conversion value exceeds the principal portion of the converted notes on any VWAP trading day during the relevant 20 VWAP trading-day observation period, in addition to paying the principal portion of the converted notes in cash for such VWAP trading day, we will also deliver, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock in an amount equal to the excess of the daily conversion value over the principal portion of the converted notes for such VWAP trading day, all calculated as described under “Description of Notes — Conversion Procedures — Settlement upon Conversion.”

If a “fundamental change” occurs prior to the maturity date, subject to certain limitations, we will increase the conversion rate for a holder who elects to convert its notes in connection with such fundamental change as described under “Description of Notes — Determination of the Make-Whole Amount.” No adjustment to the conversion rate will be made if the stock price is less than $27.16 or if the stock price exceeds $100.00 (in each case, subject to adjustment).

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest (including contingent interest, if any) and additional interest, if any. See “Description of Notes — Conversion Rights.”

Sinking Fund	None.

Optional Redemption by Pioneer	We may not redeem the notes prior to March 6, 2014. We may redeem some or all of the notes for cash on or after March 6, 2014 at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date.

Repurchase at the Option of the Holder — Optional Put	You may require us to repurchase in cash all or a portion of your notes on March 1, 2014, March 1, 2017 and March 1, 2022 at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date.

Repurchase at the Option of the Holder — Designated Event Put	Subject to certain exceptions, if we undergo a “designated event” (as defined below under “Description of Notes — Repurchase at the Option of the Holder — Designated Event Put”) including a fundamental change, you will have the option to require us to repurchase all or any portion of your notes. The designated event repurchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date.

Events of Default	If an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Use of Proceeds	We will not receive any of the proceeds upon resale of the notes or the common stock by any selling securityholder.

Registration Rights	Pursuant to a registration rights agreement we have entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC relating to the resale of the notes and common stock issuable upon conversion of the notes. We also have agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

• the date when all securities covered by the registration statement have been sold;

• the date when all of the notes and common stock issuable upon conversion have been sold pursuant to Rule 144 under the Securities Act;

• the expiration of the applicable holding period with respect to the notes and the common stock issuable upon conversion of the notes under Rule 144(k) under the Securities Act, or any successor provision; and

• the date when all of the notes and common stock issuable upon conversion cease to be outstanding.

We are required to pay the holder of the notes additional interest on the notes if we fail to keep such registration statement effective during, the time periods specified above. See “Description of the Notes — Registration Rights.”

No Prior Market; The PORTALSM Market	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes initially sold to qualified institutional buyers are eligible for trading in The PORTALSM Market. However, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALSM Market. An active or liquid market may not develop for the notes.

Nasdaq Global Market Symbol for Our Common Stock	Our common stock is listed on the Nasdaq Global Market under the symbol “PONR.”

United States Federal Income Tax Considerations	We and each holder of notes will agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments and to be bound by our application of such regulations to the notes, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.50% compounded semi-annually. Accordingly, each holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a United States Holder will recognize ordinary income upon a sale, exchange, conversion, redemption, or repurchase of the notes at a gain. See “Certain United States Federal Income Tax Considerations.”

Risk Factors

See “Risk Factors” beginning on page 8 for a discussion of factors that should be considered with respect to an investment in the notes.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges, for the periods set forth below on an actual basis. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Three Months
	Ended March 31,		Year Ended December 31,
	2007		2006		2005		2004		2003		2002

Ratio of Earnings to Fixed Charges	4.39	x	7.07	x	4.90	x	1.04	x	1.63	x		*

*	Our earnings were insufficient to cover our fixed charges by $5.5 million for the year ended December 31, 2002.

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represents the sum of (a) pretax income (loss) from continuing operations, plus (b) fixed charges. “Fixed charges” represent the sum of (a) interest expensed and capitalized, (b) amortized debt issuance costs, and (c) an estimate of the interest within rental expense.

RISK FACTORS

The following risk factors should be carefully considered in conjunction with the other information included in this prospectus and the documents incorporated herein by reference before purchasing any notes or shares of our common stock, including those set forth under Item 1A of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. The risks described in this section and included or incorporated by reference in this prospectus could cause our actual results to differ materially from those anticipated.

Risks Related to Our Business

For a discussion of specific risks relating to our business, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference.

Risks Related to Our Merger with Olin Corporation

Failure to complete the merger with Olin Corporation could materially and adversely affect our results of operations and our stock price.

On May 20, 2007, we entered into an agreement and plan of merger with Olin Corporation and Princeton Merger Corp., a wholly owned subsidiary of Olin (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Pioneer with Pioneer continuing as the surviving corporation and as a wholly owned subsidiary of Olin. Consummation of the merger is subject to certain conditions, including approval by our stockholders, antitrust approvals, and a limited number of other closing conditions. We cannot assure you that these conditions will be met or waived, that the necessary approvals will be obtained, or that we will be able to successfully consummate the merger as currently contemplated under the merger agreement or at all. If the merger is not consummated:

•	the market price of our common stock may decline to the extent that the current market price includes a market assumption that the merger will be completed;

•	we will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the merger;

•	we may experience a negative reaction to the termination of the merger from our customers, employees and suppliers which may adversely impact future operating results; and

•	under some circumstances, we may have to pay a termination fee to Olin in the amount of approximately $15.6 million.

The occurrence of any of these events individually or in combination could have a material adverse effect on our results of operations and our stock price. In addition, if the merger agreement is terminated and our board of directors seeks another merger or business combination, we may not be able to find a party willing to pay a price equivalent to or more than the price Olin has agreed to pay.

Obtaining required approvals and satisfying closing conditions or other developments may delay or prevent completion of the merger.

Completion of the merger is conditioned on Olin and us obtaining required approvals and satisfying closing conditions, including:

•	approval by our stockholders of the merger agreement;

•	the absence of any law or order prohibiting the completion of the merger;

•	expiration or termination of the Hart-Scott-Rodino waiting period (or any extension thereof); and

•	obtaining (as applicable) necessary antitrust approvals under the laws of Canada and, as applicable, expiration or termination of any waiting periods under such laws.

The requirement for certain governmental approvals could delay the completion of the merger for a significant period of time. No assurance can be given that these approvals will be obtained or that the required conditions to closing will be satisfied. In connection with the granting of these consents and authorizations, governmental authorities may impose conditions on completion of the merger or require changes to the terms of the merger. Such conditions or changes, if agreed to by the parties, may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger.

Under the terms of the merger agreement, Olin, Merger Sub and we are required to use our commercially reasonable efforts to obtain all requisite regulatory approvals. Even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of these approvals. Any significant delay in obtaining required approvals and satisfying closing conditions or other developments relating to the merger, may result in continued uncertainty for our customers, suppliers, distributors and partners, could cause continued distraction to management or could otherwise increase the risk of the merger not occurring.

Diversion of management attention to the merger and employee uncertainty regarding the merger could adversely affect our business, financial condition and operating results.

The merger will require a significant amount of time and attention from our management, with transition planning for the merger expected to place a significant burden on our management and our internal resources until the merger is completed. The diversion of management attention away from normal operational matters and any difficulties encountered in the transition process could harm our business, financial condition and operating results. In addition, as a result of the merger, current and prospective Pioneer employees could experience uncertainty about their future roles within Pioneer or Olin. Even though we have implemented a retention strategy program, this uncertainty may adversely affect our ability to retain or recruit key management, sales, marketing and technical personnel. Any failure to retain key personnel could have an adverse effect on us prior to the consummation of the merger or on the business of the combined company after completion of the merger.

Risks Related to the Notes

Our ability to generate the cash needed to service our debt obligations depends on certain factors beyond our control.

The future success of our operations will, in large part, dictate our ability to make scheduled payments on, and satisfy our obligations under, our debt, including our debt incurred under the notes. Our future operating performance will be affected by general economic, competitive, market, business and other conditions, many of which are beyond our control. To the extent we are not able to meet our obligations under our debt, we will be required to restructure or refinance them, seek additional equity financing or sell assets. We may not be able to restructure or refinance our debt, obtain additional financing or sell assets on satisfactory terms or at all.

We may not have the cash necessary to settle conversions of the notes or to repurchase the notes following the occurrence of specified corporate transactions.

Upon conversion of the notes, we will be required to pay cash or a combination of cash and common stock based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the relevant 20 VWAP trading day observation period. Subject to certain exceptions, holders of notes also have the right to require us to repurchase the notes for cash upon the occurrence of a designated event (as defined herein). Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay any such cash amounts upon conversion, make the required repurchase of the notes at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms. In addition, our ability to pay cash upon conversion or make the required repurchase, as the case may be, may be limited by law or the terms of other debt agreements or securities. For example, our revolving credit facility limits our ability to make certain conversion payments unless we satisfy certain covenants relating to the absence of defaults thereunder and our liquidity. Moreover, our revolving credit facility and the indenture governing the notes could be subsequently amended to, and other senior debt instruments that we may enter into in the future could, further limit or restrict our ability to make cash payments upon conversion of the notes. If we are unable to pay such conversion consideration, we could seek consent from our lenders to make such payment. If we are unable to obtain their consent, we could attempt to refinance their debt. If we were unable to obtain a consent or refinance the debt, we would be prohibited from paying the cash portion of the conversion consideration. Our failure to pay such cash portion or make the required repurchase, as the case may be, however, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under the credit facility or other debt agreements or securities, thereby resulting in their acceleration and required prepayment and further restrict our ability to make such payments and repurchases.

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in certain of our assets to the extent of the value of those assets.

Our obligations under the notes are unsecured, but our obligations under our revolving credit facility are secured by a security interest in our inventory and accounts receivable. If we are declared bankrupt or insolvent, or if we default under our revolving credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indentures governing the notes at such time. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

The indentures governing the notes permits us to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Your right to receive payments on the notes will be junior to the rights of the lenders under our senior debt and any of our future senior indebtedness.

The notes will be general unsecured obligations that rank junior in right of payment to all of our senior indebtedness. We may not pay principal, premium, if any, interest or other amounts on account of the notes in the event of a payment default in respect of certain of our senior indebtedness unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to certain of our senior indebtedness, we may not be permitted to pay any amount on account of the notes for a designated period of time.

Because of the subordination provisions in the notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the notes until we have made all payments in cash on our senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes, including payments of principal or interest when due.

Repayment of our debt, including the notes, is dependent, to a significant extent, on cash flow generated by our subsidiaries.

The notes are the exclusive obligation of Pioneer Companies, Inc. and not of any of our subsidiaries. Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. The notes will not be guaranteed by any of our subsidiaries. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions. The indebtedness created by this offering, and any future indebtedness, could adversely affect our business and our ability to make full payment on the notes and may restrict our operating flexibility.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability or the ability of any of our subsidiaries to incur additional indebtedness that is junior to, pari passu with, or structurally senior in right of payment to the notes;

•	restrict our ability to incur secured debt or to pledge our assets or those of our subsidiaries; or

•	pay dividends or other distributions, make investments, repurchase equity or subordinated debt, or engage in transactions with affiliates.

In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of our notes and common stock to decline or otherwise restrict or impair our ability to pay amounts due on the notes. In addition, we may incur additional debt, including secured indebtedness, that would be effectively senior to the notes. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance any such debt.

The level of our indebtedness could:

•	limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

•	limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

•	limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

•	expose us to a risk that a substantial decrease in net cash flows due to an inability to monetize our interests in our companies, economic developments or adverse developments in our business could make it difficult to meet debt service requirements;

•	increase our vulnerability to adverse economic and industry conditions; and

•	expose us to risks inherent in interest rate fluctuations because of the variable interest rates on other debt instruments, which could result in higher interest expense in the event of increases in interest rates.

Our ability to repay or refinance our indebtedness will depend upon our future ability to obtain financing and our operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed herein. In addition, future borrowings or equity financing may not be available for the payment or refinancing of any indebtedness we may have. If we are unable to service our indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. If we are forced to pursue any of these strategies, we may not be able to effect them on satisfactory terms, if at all.

The conditional conversion feature of the notes may prevent the conversion of the notes prior to January 1, 2014.

The notes are convertible into shares of our common stock prior to the close of business on the trading day preceding January 1, 2014, unless previously redeemed or repurchased, only if specified conditions to conversion are met. If these conditions to conversion are not met, holders of the notes will not be able to convert their notes prior to January 1, 2014 and, therefore, may not be able to receive the value of the consideration into which the notes would otherwise be convertible.

Holders may not receive any of our common stock upon conversion.

Even if the conditions to converting the notes are met, upon the conversion of notes, we are required to pay a cash amount based on a daily conversion value and, only to the extent the daily conversion value exceeds $50 will we pay such excess, at our election, in cash, shares of our common stock or a combination of cash and shares of our common stock. Therefore, holders may not be able to obtain any benefits of future ownership of our common stock upon any conversion in which the daily conversion value for each VWAP trading day (as defined herein) of the 20 VWAP trading day observation period is less than $50, or if we elect to deliver any excess of the daily conversion value over the principal portion for such VWAP trading day in cash, and any holders who hedge the notes would be required to incur the related transaction costs to purchase our common stock with the cash consideration received upon such conversion, including common stock that such holders may require in order to cover short positions.

The definition of a designated event requiring us to repurchase the notes is limited and therefore the market price of the notes may decline if we enter into a transaction that is not a designated event under the supplemental indenture.

The term “designated event” is limited to specified corporate transactions and may not include other events that might adversely affect our financial condition. The occurrence of certain designated events will be an event of default under our revolver credit facility. In addition, the requirement that we offer to repurchase the notes upon a designated event may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Upon conversion of their notes, holders may receive less consideration than expected because the value of our common stock may decline between the day that the conversion right is exercised, the days on which the conversion value is determined and the day the consideration is delivered to holders.

The value of consideration that holders will receive upon conversion of their notes will be determined on the basis of the daily VWAP prices of our common stock on the Nasdaq Global Market for each VWAP trading day of the relevant 20 VWAP trading day observation period beginning, subject to certain exceptions, on the third VWAP trading day following the date the notes are tendered for conversion. In addition, we will not deliver such consideration, which at our election may consist of shares of our common stock, until the third VWAP trading day immediately following the last VWAP trading day of the related observation period. Accordingly, if the price of our common stock decreases after the conversion right is exercised, the value of consideration received by holders upon conversion will be adversely affected.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of Notes — Conversion Procedures — Settlement Upon Conversion” in this prospectus, may:

•	result in holders receiving no shares of our common stock upon conversion or fewer shares of our common stock relative to the conversion value of the notes;

•	reduce our liquidity because we will be required to pay the principal portion in cash;

•	delay holders’ receipt of the proceeds upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings and could affect the price of our common stock and, therefore, the price of the notes.

We have an aggregate of 37.1 million shares of common stock authorized but unissued and not reserved for issuance under our stock options and stock compensation plans and in connection with the conversion of the notes.

We may issue all of these shares without any action or approval by our stockholders. We may issue a substantial number of shares of our common stock upon conversion of the notes.

An active trading market for the notes may not develop. The failure of a market to develop for the notes could adversely affect the liquidity and value of holders’ notes.

The notes are not listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the notes initially sold to qualified institutional buyers are eligible for trading on the Nasdaq Stock Market’s screen-based automated trading system known as PORTALsm, “Private Offerings, Resale and Trading through Automated Linkages”, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALsm Market. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. The notes may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The market price of the notes could be significantly affected by the market price of our common stock, which may fluctuate significantly.

We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value for the notes than would be expected for nonconvertible debt securities we may issue. Factors that could affect our common stock price include the following:

•	fluctuations in our quarterly results of operations, cash flows, financial condition or those of other companies in our industry;

•	the public’s reaction to our press releases, announcements and filings with the SEC;

•	additions or departures of key personnel;

•	changes in financial estimates or recommendations by research analysts;

•	changes in the amount of indebtedness we have outstanding;

•	changes in the ratings of our notes, if rated, or other securities;

•	changes in general conditions in the United States and international economy, financial markets or the industries in which we operate, including changes in regulatory requirements;

•	significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by us or our competitors;

•	developments related to significant claims or proceedings against us; and

•	future sales of our equity or equity-linked securities.

In recent years, stock markets, including the Nasdaq Global Market, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of our common stock and the notes.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion price of the notes will be adjusted for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Conversion Procedures — Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you will be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in “Certain United States Federal Income Tax Considerations”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations.”

U.S. Holders will recognize income for U.S. federal income tax purposes significantly in excess of interest payments on the notes, and gain (if any) recognized on a disposition of notes will generally be taxed as ordinary income.

We and each holder of the notes agree in the indenture to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments.” As a result of such treatment, U.S. Holders (as defined under “Certain United States Federal Income Tax Considerations”) of the notes will be required to include interest in gross income in an amount significantly in excess of the stated interest of the notes. In addition, any gain recognized by a U.S. Holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note will generally be ordinary interest income and any loss will generally be ordinary loss to the extent of the interest previously included in income by the U.S. Holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our treatment is successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or disposition of the notes. See “Certain United States Federal Income Tax Considerations.”

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes.

The additional shares by which the conversion rate will be increased for notes converted in connection with certain fundamental change transactions may not adequately compensate holders for the lost option time value of their notes as a result of any such fundamental change.

If certain transactions that constitute a fundamental change occur, under certain circumstances, and subject to certain limitations, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their notes in connection with any such transaction. The number of the additional shares of our common stock will be determined based on the date on which the transaction becomes effective and the price paid per share of our common stock in such transaction, as described under “Description of Notes — Determination of the Make Whole Amount” in this offering memorandum. While the number of additional shares of common stock is designed to compensate holders for the lost option time value of the notes as a result of such transaction, the amount of such additional shares is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price paid per share of our common stock in the transaction is less than $27.16 or in excess of $100.00, the conversion rate will not be increased. In no event will the number of shares of our common stock issuable upon the conversion of the notes exceed 36.8189 per $1,000 principal amount of notes, subject to adjustment under certain circumstances, regardless of when the transaction becomes effective or the price paid per share of our common stock in the transaction.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions, if any, on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The repurchase rights in the notes triggered by a designated event could discourage a potential acquiror.

The repurchase rights in the notes triggered by a designated event, as described under the heading “Description of Notes — Repurchase at Option of the Holder — Designated Event Put,” could discourage a potential acquirer of us. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under “Description of Notes — Conversion Procedures — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the notes. See “Description of Notes — Conversion Procedures — Conversion Rate Adjustments.”

The notes may not be rated or may receive a lower rating than anticipated.

We believe it unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be negatively impacted.

We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate declaring or paying cash dividends in the foreseeable future. As a result, holders of our common stock will not receive a return, if any, on their investment unless they sell their shares of our common stock.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.

Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. For example, our certificate of incorporation provides that the Board of Directors can issue preferred stock at its discretion with respect to voting, conversion, distribution, and other rights given to stockholders, which may be used in a way to significantly dilute the ownership of a hostile acquiror. In addition, if a potential acquiror were to make a hostile bid for us, the acquirer would be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to cumulate votes at a meeting, which would require the acquiror to hold more shares to gain representation on the Board of Directors than if cumulative voting were permitted.

Our Board of Directors could choose not to negotiate with an acquiror that it did not believe was in our strategic interests. If an acquiror is discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by these or other measures, you could lose an opportunity to sell your notes at a favorable price.

USE OF PROCEEDS

We will not receive any of the proceeds upon the resale of the notes or the shares of our common stock by any selling securityholder.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, preferred stock, Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) is a summary only and is subject to the complete text of our Certificate of Incorporation and Bylaws, which we have filed as exhibits to the registration statement. You should read those documents for provisions that may be important to you.

Pioneer Companies, Inc. is authorized to issue 50 million shares of common stock, par value $0.01 per share, and ten million shares of preferred stock, par value $0.01 per share. As of June 20, 2007, there were 11,840,934 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

Voting Rights

Except as otherwise required by law and except as expressly provided in the Certificate of Incorporation or in any resolution or resolutions adopted by our board of directors pursuant to authority expressly vested in it with respect to the preferred stock, the holders of common stock have the exclusive voting rights for the election of directors and for all other purposes, each holder of common stock is entitled to one vote for each share thereof held by such holder. Directors are elected by a plurality vote of the stockholders present in person or by proxy and entitled to vote on the election of directors. All other matters (except where otherwise provided by law or the Certificate of Incorporation) are approved by a majority vote of the stockholders present in person or by proxy and entitled to vote thereon. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election.

Our board of directors will designate the voting power of holders of preferred stock, in the resolutions creating the series of preferred stock. Our board of directors does not have the power to issue any non-voting equity securities.

Liquidation Preferences

If we are liquidated, dissolved or wound up, the holders of common stock will be entitled to receive distributions only after satisfaction of all of our liabilities and the prior rights of any outstanding class of preferred stock. If we are liquidated, dissolved or wound up, our assets legally available after satisfaction of all of our liabilities and the prior rights of preferred stock will be distributed to the holders of common stock pro rata on a per share basis.

Dividends

Holders of common stock are entitled to receive dividends that may be declared from time to time by our board of directors out of funds legally available for dividends. The rights of the holders of common stock to dividends are subject to the dividend and liquidation rights of any preferred stock that may be issued and to any dividend restrictions contained in debt agreements.

Other Rights

Holders of common stock have no conversion rights. In addition, under the Certificate of Incorporation, holders of common stock have no preemptive or other subscription rights to purchase additional shares of common stock or other securities, nor are they entitled to the benefits of any redemption or sinking fund provisions. The common stock is not assessable.

Modification

Any changes to the Certificate of Incorporation inconsistent with the purpose and intent of the following provisions require the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in an election of directors:

•	the provisions establishing the terms of the common stock and preferred stock, as set forth in Article IV of the Certificate of Incorporation;

•	the provisions regarding the management of our business by our board of directors, the number of directors constituting our board of directors and the applicability of the Certificate of Incorporation to directors elected by holders of any series of preferred stock, voting separately as a class, as set forth in Article VIII of the Certificate of Incorporation; or

•	the provisions regarding the power of the board of directors to amend the Bylaws, as set forth in Article IX of the Certificate of Incorporation.

Trading

Our common stock is quoted on the NASDAQ Global Market under the symbol “PONR.”

Preferred Stock

Our board of directors has authority, without stockholder approval, to issue up to ten million shares of preferred stock in one or more series and to fix the number of shares and terms of each such series. Our board of directors, by resolution prior to the issuance of any shares of a series of preferred stock, may determine the designation and other terms of such series, including dividend rights, conversion rights, voting powers, redemption rights, sinking funds, liquidation preferences and other preferences and special rights.

One of the consequences of the shares of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of Pioneer. If, in the exercise of its fiduciary obligations, our board of directors were to determine that a change in control of Pioneer was not in the best interest of our existing stockholders, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might delay, defer or prevent or make the completion of the change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; and

•	effecting an acquisition that might complicate or preclude the change of control.

The Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage or impede bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

Provisions of Delaware Law and Pioneer’s Charter and Bylaws

Limitation of Liability of Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate of Incorporation limits the liability of our directors to Pioneer or our stockholders. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Pioneer or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”); or

•	for any transaction from which the director derived an improper personal benefit.

This provision in the Certificate of Incorporation limiting the liability of directors may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Pioneer and our stockholders. Our Bylaws provide indemnification to our officers and directors to the maximum extent permitted by law, and we have entered into agreements with each of our directors providing for indemnification.

Stockholder Action by Written Consent; Amendment of the Bylaws; Special Meetings of Stockholders

Any action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by the written consent of stockholders having not less than the minimum number of votes necessary to authorize or take such action in lieu of a meeting of stockholders.

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our Certificate of Incorporation and Bylaws grant our board the power to adopt, amend, alter or repeal the Bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend, alter or repeal the Bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of a majority of the voting power of our capital stock present at the meeting or by unanimous written consent.

Our Certificate of Incorporation provides that our president must call a special meeting of stockholders at the request of a majority of the outstanding shares of capital stock entitled to vote at such meeting.

Delaware Antitakeover Law

We have elected in our Certificate of Incorporation not to be governed by Section 203 of the DGCL.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF OTHER INDEBTEDNESS

Our Revolving Credit Facility

As of March 31, 2007, we had no borrowings outstanding under our revolving credit facility, which matures on December 31, 2007 (the “Revolver”). The Revolver has a $30.0 million commitment, which is subject to borrowing base limitations based on the level of accounts receivable and reserves, and is reduced by letters of credit that currently are outstanding. We had $9.3 million of outstanding letters of credit at March 31, 2007. Borrowings under the Revolver accrue interest at a rate equal to either the prime rate plus a margin, or LIBOR plus a margin. We incur a fee on the unused amount of the facility at a rate of 0.375% per year.

The obligations under the Revolver are secured by liens on our accounts receivable and inventory. See our Form 10-K/A for the fiscal year ended December 31, 2006, for a discussion about the covenants contained in the agreements related to the Revolver.

10% Senior Secured Notes due 2008

On April 24, 2007, we used a portion of the proceeds from the issuance of the notes to the initial purchasers to redeem the remaining $75 million principal balance of our 10% Senior Secured Notes due 2008.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture dated as of March 26, 2007, among Pioneer Companies, Inc., as issuer, and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement dated as of March 26, 2007, among us and the initial purchasers.

The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the notes. You may request copies of these documents as set forth under the caption “Where You Can Find More Information.”

When we refer to “Pioneer Companies, Inc.,” “Pioneer,” “we,” “our” or “us” in this section, we refer only to Pioneer Companies, Inc. and not any of its subsidiaries.

Brief Description of the Notes

The notes:

•	are limited to an aggregate principal amount of $120.0 million;

•	bear interest at a rate of 2.75% per year, payable semi-annually in arrears, on March 1 and September 1 of each year, commencing on September 1, 2007;

•	beginning with the six-month interest period commencing March 1, 2014, bear contingent interest in the circumstances described under “— Contingent Interest;”

•	are our general unsecured senior subordinated obligations, ranking subordinate in right of payment to all of our existing and future senior indebtedness, structurally subordinate to all of the existing and future indebtedness and other liabilities of our subsidiaries, equal in right of payment with all of our existing and future senior subordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness, as set forth under “— Subordination;”

•	are convertible by you at any time prior to the trading day preceding January 1, 2014, only upon satisfaction of one of the conversion contingencies described below, into cash or, under certain circumstances, cash and shares of our common stock, in each case having an aggregate conversion value as described below. On and after January 1, 2014, to and including the close of business on the trading day preceding the maturity date, the notes will be convertible by you as provided in the prior sentence at any time without regard to any of the conversion contingencies. The initial conversion rate is 28.3222 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $35.31 per share; and:

•	upon conversion, for each $1,000 principal amount of notes surrendered, we will deliver the conversion value to holders as follows: (1) an amount in cash equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in cash, shares or combination thereof equal to such excess. See “— Conversion Procedures — Settlement Upon Conversion;”

•	the conversion rate and the conversion price are subject to adjustment as described under “— Conversion Procedures — Conversion Rate Adjustments;”

•	if you convert your notes in connection with a fundamental change, under certain circumstances, you will also receive accrued and unpaid interest to, but not including, the conversion date, and we will provide for a make whole amount by increasing, for the time period described herein, the applicable conversion rate for notes so surrendered for conversion by a number of additional shares determined as described under “— Determination of the Make Whole Amount;”

•	be redeemable at our option in whole or in part beginning on March 6, 2014 at a redemption price payable in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date, as set forth under “— Optional Redemption by Pioneer;”

•	be subject to repurchase by us, at your option, on March 1, 2014, March 1, 2017 and March 1, 2022, at a repurchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Optional Put;”

•	be subject to repurchase by us, at your option, if a fundamental change occurs, at a repurchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date. No make whole amount will be payable to a holder that elects to have its notes so repurchased; and

•	be due on March 1, 2027, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You will not be afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Repurchase at the Option of the Holder” and “— Determination of the Make Whole Amount.”

No sinking fund is provided for the notes and the notes will not be subject to defeasance.

The notes initially were issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes are shown on, and transfers of beneficial interests in the notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated notes except in limited circumstances.

If certificated notes are issued, you may present them for conversion, registration of transfer or exchange at our office or agency maintained for such purpose, which initially will be an office of the trustee.

A holder of notes may not sell or otherwise transfer the notes or shares of our common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “— Registration Rights.”

Payment at Maturity

On the maturity date, each holder shall be entitled to receive on such date $1,000 principal amount per note and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the maturity date. With respect to any certificated notes, principal and interest will be payable at our office or agency maintained for such purpose, which initially will be an office of the trustee.

Interest

The notes bear interest at a rate of 2.75% per year. Interest accrues from March 26, 2007, or from the most recent date to which interest has been paid or duly provided for. Beginning with the six-month interest period commencing March 1, 2014, we will pay contingent interest under certain circumstances as described under “— Contingent Interest.” We will pay interest (including contingent interest, if any) and additional interest, if any, semi-annually, in arrears on March 1 and September 1 of each year, beginning September 1, 2007, to holders of record at 5:00 p.m., New York City time, on the preceding February 15 and August 15, respectively. However:

•	we will not pay accrued interest (including contingent interest, if any) or additional interest, if any, on any notes when they are converted, except as described under “— Conversion Rights;” and

•	on the maturity date we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.

We will pay interest on:

•	global notes to DTC in immediately available funds; and

•	any certificated notes by check mailed to the holders of those notes; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

To the extent lawful, payments of principal or interest (including contingent interest, if any) or additional interest, if any, on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Contingent Interest

Beginning with the six-month interest period commencing March 1, 2014, we will pay contingent interest during any six-month interest period to the holders of notes if the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes.

During any six-month period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of notes will equal 0.30% of the average trading price of $1,000 principal amount of notes during the five trading days immediately preceding the first day of the applicable six-month interest period.

“Trading price” for purposes of determining average note value shall have the meaning set forth under “— Conversion Rights — Conversion Upon Satisfaction of Trading Price Condition,” except that, for purposes of determining the trading price for the contingent interest provisions only, if the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price of a note will be deemed to equal the product of:

•	the conversion rate then in effect; and

•	the average closing sale price of our common stock over the five trading-day period ending on such determination date.

We will notify holders upon determination that they will be entitled to receive contingent interest during a six-month interest period.

The indenture provides that by accepting a note, each holder agrees, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.50% compounded semi-annually, which is the rate we would pay on a fixed-rate, no contingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the notes. See “Certain United States Federal Income Tax Considerations.”

Conversion Rights

During the periods specified below, you will have the right to convert your notes, in whole or in part, into cash or, under certain circumstances, cash and shares of our common stock, in each case having an aggregate conversion value determined over a specified number of trading days as set forth under “— Conversion Procedures — Settlement Upon Conversion.” The notes will be convertible prior to the close of business on the trading day preceding January 1, 2014, unless previously redeemed or repurchased, only during specified periods under the following circumstances:

•	upon satisfaction of a trading price condition;

•	upon a fundamental change;

•	if we call the notes for redemption;

•	upon specified corporate transactions; or

•	if the closing price of our common stock reaches a specified threshold.

On and after January 1, 2014, to (and including) the close of business on the trading day preceding the maturity date, subject to prior redemption or repurchase, you may convert your notes, in whole or in part, into cash and, if applicable, common stock, at any time, regardless of the foregoing circumstances.

The initial conversion rate for the notes is 28.3222 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described under “— Conversion Procedures — Conversion Rate Adjustments,” which represents an initial conversion price of approximately $35.31 per share. Upon conversion, we will deliver the conversion value to holders as set forth under “— Conversion Procedures — Settlement Upon Conversion.” A holder may convert only in denominations of $1,000 principal amount and whole multiples thereof. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

If we call your notes for redemption, you will have the right to convert your notes called for redemption until 5:00 p.m., New York City time, on the trading day preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

Upon conversion, you will not receive any cash payment of accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the notes, except (i) as provided in the next paragraph and (ii) under certain circumstances upon conversion in connection with a fundamental change. Accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to the conversion date is deemed to be paid in full with the cash paid and shares of our common stock delivered, if any, upon conversion rather than cancelled, extinguished or forfeited.

If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest (including contingent interest, if any) and additional interest, if any, accrued and unpaid on such notes, notwithstanding your conversion of those notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest (including contingent interest, if any) and additional interest, if any, that has accrued and will be paid on the notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your notes in connection with a redemption;

•	if you convert your notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest (including overdue contingent interest, if any), if overdue interest (or overdue contingent interest) exists at the time of conversion with respect to such note; or

•	in respect of any conversions that occur after the record date immediately preceding the maturity date.

Except as described under “— Conversion Procedures — Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of our common stock on the trading day immediately preceding the conversion date.

Whenever we become aware that the notes have become convertible, we will notify holders of notes at their addresses shown in the register of the registrar. In addition, we will publish this information on our website and otherwise publicly disclose it.

Conversion Upon Satisfaction of Trading Price Condition

You will have the right to convert your notes prior to January 1, 2014 during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate then in effect.

The trustee shall have no obligation to determine the trading price of the notes unless we have requested that it make such determination. We shall have no obligation to make such request unless so requested in writing by a holder that provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the conversion rate. If a holder submits such a request, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate then in effect for five consecutive trading days. If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the closing sale price of our common stock and the conversion rate for such date, we shall so notify the holders of notes.

The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate then in effect.

The “closing sale price” of any share of our common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions on The Nasdaq Global Market or, if our common stock is not listed on The Nasdaq Global Market, on the principal U.S. securities exchange or over-the-counter market on which our common stock is then listed. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

Conversion Based on Common Stock Price

Prior to January 1, 2014, a holder may surrender notes for conversion during any fiscal quarter after the fiscal quarter ending June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the applicable conversion price in effect on the last trading day of the immediately preceding fiscal quarter.

Conversion Upon a Fundamental Change

If a fundamental change (as defined under “Repurchase at the Option of the Holder — Designated Event Put”) occurs, you will have the right to convert your notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change and until and including the designed event repurchase date corresponding to such fundamental change, subject to expiration of your conversion right if you have submitted any or all of your notes for repurchase as described in the next succeeding paragraph. If you convert your notes in connection with a fundamental change, you will receive:

•	the conversion value, calculated as set forth below under “— Conversion Procedures — Settlement of Conversions in a Fundamental Change”;

•	under certain circumstances, we will provide for a make whole amount by increasing, for the period described herein, the applicable conversion rate for notes so surrendered for conversion by a number of additional shares determined as set forth under “— Determination of the Make Whole Amount”; and

•	if you are entitled to a make whole amount, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date, which interest will be payable in cash.

If you have submitted any or all of your notes for repurchase, your conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any notes for repurchase, such notes may be converted only if you submit a withdrawal notice, and if the notes are evidenced by a global note, you comply with appropriate DTC procedures.

Conversion Upon Specified Corporate Transactions

You will have the right to convert your notes if we:

•	distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price of our common stock for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution.

We will notify you at least 25 trading days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the notes.

You will also have the right to convert your notes if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change. In such event, you will have the right to convert your notes at any time beginning 15 trading days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 trading days after the date that is the actual effective date of such transaction. We will notify holders at least 25 trading days prior to the anticipated effective date of such transaction. Upon conversion, you will receive the conversion value as described under “Treatment of Reference Property” below. If the transaction also constitutes a fundamental change, in lieu of the conversion right described in this paragraph, you will have the conversion right described above under “— Conversion Upon a Fundamental Change,” and you will have the right to require us to repurchase your notes as set forth below under “Repurchase at the Option of the Holder — Designated Event Put.”

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice;

•	deliver the completed conversion notice and the note to be converted to the conversion agent, which will initially be the trustee;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

Upon conversion of the notes, we will pay an amount in cash equal to the principal portion of the notes converted, calculated as described below. If the daily conversion value exceeds the principal portion of the converted notes on any VWAP trading day during the observation period, in addition to paying the principal portion of the converted notes for such VWAP trading day, we will also deliver, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock in amount equal to the excess of the daily conversion value over the principal portion of the converted notes for such VWAP trading day, all calculated as described below. We will settle each $1,000 principal amount of notes being converted by delivering, on the third VWAP trading day immediately following the last day of the related observation period, cash and shares of our common stock, if any, equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 VWAP trading days during the related observation period.

The “observation period” with respect to any note means:

•	with respect to any conversion date occurring during the period beginning on the 25th scheduled trading day prior to the maturity date of the notes, the 20 consecutive VWAP trading-day period beginning on, and including, the 22nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•	in all other instances, the 20 consecutive VWAP trading-day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount” for each of the 20 VWAP trading days during the observation period shall consist of:

•	cash equal to the lesser of (x) $50 and (y) the daily conversion value relating to such VWAP trading day (the amount determined pursuant to this clause being the “principal portion”); and

•	if such daily conversion value exceeds $50, either (i) a number of shares (the “maximum deliverable shares”) equal to (A) the difference between such daily conversion value and $50, divided by (B) the daily VWAP of our common stock for such VWAP trading day, (ii) cash equal to the difference between such daily conversion value and $50 or (iii) any combination elected by us of shares and cash in an amount equal to such excess of the daily conversion value over $50.

If we elect to pay cash in lieu of delivering all or a portion of the maximum deliverable shares, we will notify you through the trustee of the percentage of each share issuable upon conversion that will be paid in cash in lieu of our common stock (the “cash percentage”) at any time on or before the close of business on the VWAP trading day following our receipt of your notice of conversion. If we choose to settle all or any portion of the maximum deliverable shares in cash in connection with conversions of the notes within 25 scheduled trading days prior to the maturity date, we will send, on the 25th scheduled trading day prior to the maturity date, a single notice for all such conversions to the trustee with respect to the cash percentage that will be paid in lieu of our common stock.

The “daily conversion value” means for each of the 20 consecutive VWAP trading days during the observation period, 1/20 of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock, or the consideration into which our common stock has been converted in connection with certain corporate transactions, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” for our common stock means, for each of the 20 consecutive VWAP trading days during the observation period, the per share volume-weighted-average-price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PONR <equity> AQR” in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day as our board of directors determines in good faith using a volume-weighted method.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no VWAP market disruption event. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the amounts above based on the daily VWAP of our common stock on the last day of the applicable observation period.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR´	=	CRo	×	OS´ OSo

where,

CRo	=	the conversion rate in effect immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;
CR´	=	the conversion rate in effect immediately after the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;
OSo	=	the number of shares of our common stock outstanding immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be; and
OS´	=	the number of shares of our common stock that will be outstanding immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

CR´	=	CRo	×	OSo + X OSo + Y

where,

CRo	=	the conversion rate in effect immediately prior to the “ex-date” for such distribution;
CR´	=	the conversion rate in effect immediately after the “ex-date” for such distribution;
OSo	=	the number of shares of our common stock outstanding immediately prior to the “ex-date” for such distribution;
X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ‘‘ex-date” for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs described below in this paragraph (3);

then the conversion rate will be adjusted based on the following formula:

CR´	=	CRo	×	SPo SPo − FMV

where,

CRo	=	the conversion rate in effect immediately prior to the “ex-date” for such distribution;
CR´	=	the conversion rate in effect immediately after the “ex-date” for such distribution;
SPo	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the “ex-date” for such distribution; and
FMV	=	the fair market value as determined by our board of directors of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the “ex-date” for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR´	=	CRo	×	FMVo + MPo MPo

where,

CRo	=	the conversion rate in effect immediately prior to the 10th trading day immediately following the effective date of the spin-off;
CR´	=	the conversion rate in effect immediately after the 10th trading day immediately following the effective date of the spin-off;
FMVo	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and
MPo	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days immediately following, and including, the effective date of any spin-off, references with respect to the spin-off to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

SPo
CR´	=	CRo	×
SPo - C

where,

CRo	=	the conversion rate in effect immediately prior to the ‘‘ex-date” for such distribution;
CR´	=	the conversion rate in effect immediately after the “ex-date” for such distribution;
SPo	=	the last reported sale price of our common stock on the trading day immediately preceding the ‘‘ex-date” for such distribution; and
C	=	the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

AC + (SP´ x OS´)
CR´	=	CRo	×
OSo x SP´

where,

CRo	=	the conversion rate in effect on the date such tender or exchange offer expires;
CR´	=	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration as determined by our board of directors paid or payable for shares purchased in such tender or exchange offer;
OSo	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS´	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and
SP´	=	the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

(6) If purchases of our common stock are made pursuant to a tender offer or exchange offer by a person other than us or any of our subsidiaries in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, the conversion rate will be adjusted. The adjustment referred to in this provision will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Pioneer common stock to more than 25% of the total shares of common stock outstanding; and

•	if the cash and value of any other consideration included in such payment per share exceeds the current market price per share on the business day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

However, the adjustment referred to in this clause (6) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or sale of all or substantially all of our assets.

If the application of any of the foregoing formulas (other than in connection with a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

To the extent that any future rights plan adopted by us is in effect upon conversion of the notes into common stock only or a combination of cash and common stock, you will receive, in addition to the common stock, the rights under the applicable rights agreement unless the rights have separated from our common stock at the time of conversion of the notes, in which case, the conversion rate will be adjusted as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (3), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually, on the anniversary of the first date of issue of the notes, (ii) upon a designated event and (iii) on the maturity date (and on each VWAP trading day of the 20 VWAP trading day observation period beginning on the 22nd scheduled trading day prior to the maturity date). Except as described in this section or in “— Settlement of Conversion in a Fundamental Change” below, we will not adjust the conversion rate.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

Determination of the Make Whole Amount

On or prior to March 1, 2014, upon the occurrence of a fundamental change described in the first two sub paragraphs of the definition thereof contained in “— Repurchase at the Option of the Holder — Designated Event Put,” we will provide for a make whole amount solely upon the conversion of the notes, as described above under “— Conversion Rights — Conversion Upon a Fundamental Change” by increasing the applicable conversion rate for notes so surrendered for conversion at any time during the period that is 15 Trading Days prior to the anticipated effective date of such fundamental change transaction and ending on the date that is the fundamental change repurchase date by a number of additional shares of common stock (the “additional shares”) determined as described below; provided, that the additional shares will only be payable as set forth below and provided, further, that holders of notes will not have the right to additional shares if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation otherwise constituting a fundamental change under clause (2) of the definition thereof consists of shares of common stock listed for trading on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) (or will be so traded or quoted immediately following the merger or consolidation) and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock. We will notify holders at least 20 Trading Days prior to the anticipated effective date of such transaction of the anticipated effective date of such transaction.

The number of additional shares will be determined by reference to the table below and is based on the fundamental change effective date and the price paid per share of our common stock in the transaction constituting the fundamental change (the “stock price”). If holders of our common stock receive only cash in the transaction constituting the fundamental change, the stock price will equal the cash amount paid per share; in all other cases, the stock price will equal the average closing sale price of our common stock (as defined under “— Conversion Rights — Conversion Upon Satisfaction of Trading Price Condition”) over the ten trading-day period ending on the trading day preceding the effective date.

If a holder tenders notes for conversion after the effective date of the fundamental change transaction, the conversion value of each note will be determined based on the kind and amount of cash, securities and other assets or property that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such fundamental change transaction. If the conversion date is after the effective date and on or prior to the date that is the fundamental change repurchase date, the conversion value will be based on the applicable conversion rate plus the additional shares as described above, determined by reference to the stock price as described above.

The following table sets forth the stock price and number of additional shares issuable per $1,000 principal amount of notes.

	Stock Price
Effective Date	$27.16	$31.00	$34.00	$37.00	$40.00	$45.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00

March 26, 2007	8.4967	8.1326	6.8954	5.9183	5.1278	4.1156	3.3678	2.3545	1.7192	1.3028	1.0056	0.7898
March 1, 2008	8.4967	8.0294	6.7572	5.7535	4.9503	3.9311	3.1878	2.1945	1.5849	1.1903	0.9134	0.7138
March 1, 2009	8.4967	7.7875	6.4807	5.4589	4.6503	3.6356	2.9078	1.9595	1.3921	1.0353	0.7878	0.6108
March 1, 2010	8.4967	7.4552	6.1043	5.0643	4.2528	3.2534	2.5538	1.6695	1.1607	0.8516	0.6422	0.4958
March 1, 2011	8.4967	7.0165	5.6102	4.5508	3.7378	2.7667	2.1078	1.3178	0.8907	0.6441	0.4822	0.3698
March 1, 2012	8.4967	6.3810	4.8984	3.8102	3.0078	2.0934	1.5178	0.8861	0.5792	0.4153	0.3111	0.2398
March 1, 2013	8.4967	5.4423	3.8219	2.7048	1.9428	1.1734	0.7598	0.3928	0.2507	0.1841	0.1411	0.1118
March 1, 2014	8.4967	3.9359	1.6896	0.5346	0.1178	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 36.8189 per $1,000 principal amount of notes; subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Procedures — Conversion Rate Adjustments.”

The exact stock price and effective date may not be set forth in the table. In such event:

•	If the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $100.00 per share (subject to adjustment as described below), no additional shares will be issued.

•	If the stock price is less than $27.16 per share (subject to adjustment as described below), no additional shares will be issued.

The stock prices set forth in the first row of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “— Conversion Procedures — Conversion Rate Adjustments” (and other than any increase to the conversion rate for a fundamental change as described in this section). The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Procedures — Conversion Rate Adjustments.”

Certain continued listing standards of the Nasdaq Stock Market potentially limit the amount by which we may increase the conversion rate. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% of more of our outstanding common stock under certain circumstances. Accordingly, we will not increase the conversion rate in a manner that would require us to issue shares as described above beyond the maximum level permitted by these continued listing standards; and to the extent that an increase of the conversion rate would otherwise have required the issuance of 20% or more of our outstanding common stock, we will issue shares only up to such limitation, and pay the balance in cash. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities quoted on The Nasdaq Stock Market.

Treatment of Reference Property

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the conversion rate then in effect immediately prior to these events, provided that upon conversion you will receive:

•	cash up to the aggregate principal portion thereof; and

•	subject to our option to deliver cash, shares of our common stock or a combination of cash and shares of our common stock for the excess of the daily conversion value over the principal portion of the notes converted for each VWAP trading day during the specified 20 VWAP trading day observation period, as provided under “— Settlement Upon Conversion” above, in lieu of the shares of our common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant events (“reference property”).

The amount of consideration, and, consequently, reference property, you receive upon conversion will be based on the daily conversion values of reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

Treatment of Rights

We do not currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “— Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate

We are permitted, to the extent permitted by law, to increase the conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, in accordance with applicable law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Considerations.”

Settlement of Conversions in a Fundamental Change

As described above under “— Conversion Rate Adjustments — Treatment of Reference Property,” upon effectiveness of any fundamental change, the notes will be convertible into cash and reference property. If, as described above, we are required to increase the conversion rate by the additional shares as a result of the fundamental change, notes surrendered for conversion will be settled as follows:

•	If the last VWAP trading day of the applicable observation period related to notes surrendered for conversion is prior to the third scheduled trading day preceding the effective date of the fundamental change, we will settle such conversion as described above under “— Settlement Upon Conversion” by delivering the amount of cash and shares of our common stock, if any, based on the conversion rate then in effect without regard to the number of additional shares to be added to the conversion rate as described above, on the third VWAP trading day immediately following the last VWAP trading day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver the increase in such amount of reference property deliverable in lieu of shares of our common stock, if any, as if the conversion rate had been increased by such number of additional shares during the related observation period and based upon the related daily VWAP prices during such observation period. If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering reference property based on such increased number of shares.

•	If the last VWAP trading day of the applicable observation period related to notes surrendered for conversion is on or following the third scheduled trading day preceding the effective date of the fundamental change, we will settle such conversion as described above under “— Settlement Upon Conversion” based on the conversion rate as increased by the additional shares described above on the later to occur of (1) the effective date of the transaction and (2) third scheduled trading day immediately following the last day of the applicable observation period.

Optional Redemption by Pioneer

Beginning March 6, 2014, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “— Repurchase at the Option of the Holder,” in cash at the redemption price.

The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest, if any) and additional interest, if any, will be paid on the redemption date to the holder of record on the record date.

We will give notice of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the notes called for redemption, and the conversion rate then in effect; and

•	the date on which your right to convert the notes called for redemption will expire.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest (including contingent interest, if any) on the notes and such failure to pay is continuing.

Repurchase at the Option of the Holder

Optional Put

On March 1, 2014, March 1, 2017 and March 1, 2022, you will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of your notes for which you have properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will equal 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date. The interest (including contingent interest, if any) and additional interest, if any, will be paid to the holder of record on the record date.

We may be unable to repurchase your notes in cash upon your exercise of your repurchase right. Our ability to repurchase notes in cash in the future may be limited by the terms of our then existing borrowing agreements. Accordingly, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

We will give notice at least 20 business days prior to each repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that you must follow to require us to repurchase your notes.

To exercise your repurchase right, you must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the notes to be repurchased, if certificated notes have been issued) and if you hold a beneficial interest in a global note, your repurchase notice must comply with appropriate DTC procedures. The repurchase notice must state:

•	if you hold certificated notes, the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent and if you hold a beneficial interest in a global note, your withdrawal notice must comply with appropriate DTC procedures. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold certificated notes, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the notes that holders have elected to require us to repurchase, then, on the repurchase date:

•	those notes will cease to be outstanding and interest (including contingent interest, if any) and additional interest, if any, will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the note holders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the notes.

Designated Event Put

If a “designated event” occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date, the “designated event repurchase date,” of our choosing that is not less than 20 nor more than 35 days after the date of our notice of the designated event. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to but excluding the designated event repurchase date, (unless the designated event repurchase date is between a regular record date and the relevant interest payment date to which it relates). Any notes repurchased by us will be paid for in cash.

A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading.”

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(2) we merge or consolidate with or into any other person, other than a subsidiary, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person or we engage in any recapitalization, reclassification or other transaction in which our common stock is exchanged for or converted into cash, property or other assets, other than any merger or consolidation:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•	pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3) at any time our “continuing directors” (as defined below) do not constitute a majority of our board of directors (or, if applicable, a successor person to us); or

(4) we are liquidated or dissolved or holders of our common stock approve any plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes under clause (2) above, and we will not be required to deliver the designated event repurchase right notice incidental thereto, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation otherwise constituting a fundamental change under clause (2) above consists of shares of common stock listed for trading on any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors) (or will be so traded or quoted immediately following the merger or consolidation) and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

“Continuing director” means at any date, an individual (i) who is a member of our board of directors on the date the notes are originally issued, (ii) who has been elected as a member of our board of directors with a majority of the total votes that were cast in such election or (iii) who has been nominated to be a member of our board of directors by a majority of the other continuing directors then in office.

A “termination of trading” will be deemed to have occurred if our common stock is not listed for trading on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors).

On or before the 10th day after the occurrence of a designated event, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a designated event and whether such designated event also constitutes a fundamental change;

•	the date of the designated event;

•	the last date on which a holder may exercise the repurchase right;

•	the designated event repurchase price, if applicable;

•	the designated event repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the notes with respect to which a designated event repurchase notice has been delivered by a holder may be converted only if the holder withdraws the designated event repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish this information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the business day prior to the designated event repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Designated Event Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the designated event repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the designated event repurchase date. You will receive payment of the designated event repurchase price promptly following the later of the designated event repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the designated event repurchase price of the notes on the business day following the designated event repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•	all other rights of the holder will terminate other than the right to receive the designated event repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us. The designated event repurchase price and designated event repurchase features, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term designated event is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a designated event may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a designated event were to occur, we may not have enough funds to pay the designated event repurchase price. See “Risk Factors — Risks Related to this Offering — We may not have the cash necessary to settle conversions of the notes or to repurchase the notes following the occurrence of specified corporate transactions.” If we fail to repurchase the notes when required following a designated event, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

No notes may be repurchased at the option of holders upon a designated event if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Subordination

The payment of the principal and interest (including contingent interest, if any) and additional interest, if any, on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of senior indebtedness of Pioneer, whether outstanding on the issuance date or thereafter incurred. The notes will be equal in right of payment to our future senior subordinated indebtedness. The notes also will be structurally subordinated to all existing and future debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

As of March 31, 2007, Pioneer (excluding its subsidiaries) had only the $120 million of indebtedness under the notes. However, at such date our subsidiaries had total senior indebtedness of approximately $77 million, consisting of $75 million of 10% Senior Secured Notes due 2008 and $2 million of other indebtedness, and the ability to borrow under our revolving credit facility additional senior secured indebtedness of approximately $20.7 million, after reducing the amount of availability thereunder by the $9.3 million of letters of credit then outstanding. Obligations under our revolving credit facility are secured by liens on our accounts receivable and inventory of our subsidiaries.

As of March 31, 2007, our subsidiaries had approximately $140.4 million of other liabilities, including trade payables but excluding intercompany liabilities, all of which would have had a prior claim, ahead of the notes, on the assets of those subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. On April 24, 2007, we redeemed the remaining $75 million principal balance of our 10% Senior Secured Notes due 2008.

Upon any distribution to creditors of Pioneer in liquidation or dissolution of Pioneer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Pioneer, any assignment for the benefit of creditors or any marshalling of Pioneer’ assets and liabilities, the holders of senior indebtedness would be entitled to receive payment in full in cash of all obligations due in respect of such senior indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable senior indebtedness, whether or not a claim for such interest would be allowed), or have provision made for such payment in a manner acceptable to the holders of such senior indebtedness, before the holders of the notes would be entitled to receive any payment with respect to the notes (other than payments in junior securities).

As a result of these subordination provisions, in the event of a bankruptcy, dissolution, liquidation, insolvency or reorganization, holders of senior indebtedness may recover more, ratably, and holders of the notes may recover less, ratably, than our other creditors.

We also may not make any payment (other than payments in junior securities) with respect to the notes if:

•	a default in the payment of designated senior indebtedness occurs and is continuing; or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both), and the trustee receives a payment blockage notice from the holders of designated senior indebtedness.

We may and shall resume payments with respect to the notes:

•	in the case of a payment default, the date on which such default is cured or waived in writing by the holders of the designated senior indebtedness; and

•	in the case of a non-payment default, the earlier of (a) the date on which such non-payment default is cured or waived in writing by the holders of the designated senior indebtedness or the designated senior indebtedness is paid in full in cash or (b) 179 calendar days after the receipt of the payment blockage notice.

No more than one period of payment blockage with respect to a non-payment default may exist in any 360 calendar day period.

No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice, unless the default was waived or cured for 90 consecutive calendar days.

The subordination provisions will not prevent the occurrence of any event of default under the indenture.

If the trustee, the paying agent or any holder receives any payment or distribution of assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash, then such payment or distribution will be held in trust for the holders of senior indebtedness to the extent necessary to make payment in full in cash of all unpaid senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of note holders in respect of all funds collected or held by the trustee.

“Designated senior indebtedness” means indebtedness outstanding under our revolving credit facility, our 10% Senior Secured Notes due 2008 and any other senior indebtedness that at the time of determination has an aggregate principal amount outstanding of at least $20 million if the instrument governing such senior indebtedness expressly states that such indebtedness is “designated senior indebtedness” for purposes of the indenture.

“Senior indebtedness” means all obligations under any senior credit facility, hedging obligations and any other indebtedness of ours unless the instrument creating or evidencing such indebtedness expressly provides that such indebtedness is not senior or superior in right of payment to the notes, including other obligations, such as fees, expenses, reimbursement obligations arising from letters of credit, indemnities and other obligations specified in the documents governing such senior indebtedness, and all renewals, extensions, modifications, amendments or refinancings thereof; provided, that in no event shall senior indebtedness include:

•	to the extent that it may constitute indebtedness, any obligation for federal, state, local or other taxes;

•	any indebtedness among or between Pioneer and any subsidiary of Pioneer, unless and for so long as such indebtedness has been pledged to secure obligations to a third party;

•	to the extent that it may constitute indebtedness, any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained in the ordinary course of business;

•	indebtedness evidenced by the notes;

•	indebtedness of such person that is expressly subordinate or junior in right of payment to any other indebtedness of such person;

•	to the extent that it may constitute indebtedness, any obligation owing under leases (other than capital lease obligations) or management agreements; and

•	any obligation that by operation of law is subordinate to any general unsecured obligations of such person.

Limitation on Layering

The indenture provides that we may not incur any indebtedness that is both contractually senior in right of payment to the notes and contractually subordinate in right of payment to any other of our indebtedness.

Consolidation, Merger and Sale of Assets by Pioneer

The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the notes, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Pioneer is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Pioneer, and Pioneer shall be discharged from its obligations, under the notes, the indenture and the registration rights agreement.

This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of Pioneer “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the notes, or under the laws of Delaware, Pioneer’s state of incorporation. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Pioneer may be uncertain.

An assumption by any person of Pioneer’s obligations under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay any interest (including contingent interest, if any) and additional interest, if any, on the notes when due and such failure continues for a period of 30 calendar days, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	we fail to pay principal of the notes when due at maturity, or we fail to pay the redemption price or repurchase price, in respect of any note when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	upon conversion of any note, we fail to deliver the conversion value when due, whether due in cash or cash and shares of common stock, as the case may be, and such failure continues for a period of 5 days thereafter;

•	we fail to provide notice of the occurrence of a designated event on a timely basis;

•	we fail to perform or observe any other term, covenant or agreement in the notes or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	we fail to pay principal of our indebtedness for borrowed money in an aggregate amount of $20 million or more when due upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	failure by us or any of our subsidiaries, within 30 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds in the aggregate $20 million, which are not stayed on appeal; or

•	certain events involving our bankruptcy, insolvency or reorganization.

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, interest (including contingent interest, if any) or additional interest, if any, on the notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us, the principal amount of the notes and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the outstanding notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the outstanding notes to be due and payable (a) if any senior credit facility of ours is in effect, immediately upon the earlier of (1) the declaration of acceleration of indebtedness under the senior credit facility and (2) the fifth business day after written notice of the declaration by the trustee or holders is given to the agent under the senior credit facility; or (b) if no senior credit facility of ours is in effect, immediately. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including contingent interest, if any) and additional interest, if any, on all notes; (2) the principal amount of any notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including contingent interest, if any) and additional interest, if any; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent interest, if any) or additional interest, if any, on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding notes.

Waiver

The holders of a majority in aggregate principal amount of the notes outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest (including contingent interest, if any) or additional interest, if any, on any note when due;

•	our failure to convert any note as required by the indenture;

•	our failure to pay the redemption price on the redemption date in connection with a redemption by Pioneer or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of a majority in aggregate principal amount of the notes then outstanding) to:

•	extend the maturity of any note;

•	reduce the rate or extend the time for payment of interest (including contingent interest, if any) on any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	impair the right of a holder to institute suit for payment of any note;

•	change the currency in which any note is payable;

•	change our obligation to redeem any notes called for redemption on a redemption date in a manner adverse to the holders;

•	change our obligation to repurchase any note at the option of the holder in a manner adverse to the holders;

•	change our obligation to repurchase any note upon a fundamental change in a manner adverse to the holders;

•	affect the right of a holder to convert any note or reduce the cash and number of shares of our common stock, if any, or any other property, if any, receivable upon conversion pursuant to the terms of the indenture;

•	modify, in any material respect, the subordination provisions of the indenture in a manner adverse to the holders;

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the notes then outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, to, among other things:

•	provide for conversion rights of holders of notes and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the notes;

•	provide for the assumption of our obligations to the holders of notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	add to our covenants for the benefit of the holders of notes;

•	surrender any right or power conferred upon us;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of notes in any material respect (it being understood that no modification or amendment to cure any ambiguity or correct or supplement any inconsistency or defect in the indenture made solely to conform the indenture to the description of notes contained in this prospectus will be deemed to adversely affect the interests of the holders of the notes);

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of notes;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of notes in any material respect; and

•	provide for a successor trustee.

Other

No modification or amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of senior indebtedness then outstanding unless the holders of such senior indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Form, Denomination and Registration

The notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

Notes are evidenced by a global note. We deposited the global note with DTC and registered the global note in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of

DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay principal of, and interest (including contingent interest, if any) and additional interest, if any, on, and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary, or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days or there is an event of default under the notes, we will issue notes in certificated form in exchange for global notes. In addition, we may at any time and in our sole discretion determine not to have notes represented by global notes and in such event will issue notes in certificated form in exchange for the global notes.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights

Upon consummation of the original issuance of the notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed to file the shelf registration statement of which this prospectus forms a part. A holder who elects to sell notes or common stock issued upon conversion of the notes pursuant to this registration statement must deliver an election and questionnaire to us at least 15 business days before any intended sale pursuant to the registration statement. Any such holder will be:

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification rights and obligations.

Pursuant to the registration rights agreement, we will use our reasonable best efforts to keep a shelf registration statement effective until the earliest of:

•	the date when all of the notes and common stock issuable upon conversion of the notes of those holders that complete and deliver a selling securityholder election and questionnaire have been registered under the shelf registration statement and sold in accordance with it;

•	the date when all of the notes and common stock issuable upon conversion of the notes have been sold pursuant to Rule 144 under the Securities Act;

•	the date on which the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act; and

•	the date when all of the notes and common stock issuable upon conversion of the notes cease to be outstanding.

We may suspend the holders’ use of the prospectus contained in the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed 45 calendar days in any 90 calendar-day period (except as described below), and suspension periods shall not exceed an aggregate of 120 calendar days in any 360 calendar-day period. We may suspend the holders’ use of the prospectus for up to 60 calendar days in any 90 calendar-day period under certain circumstances relating to certain acquisitions, financings, recapitalizations, business combinations or other similar transactions.

Upon our receipt of a completed election and questionnaire from a holder, together with any other information we may reasonably request, we will, within 15 business days, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver a prospectus to purchasers of the notes and common stock issuable upon conversion of such holder’s notes in accordance with applicable law.

We will pay predetermined additional interest to holders of notes on any interest payment date if the prospectus is unavailable for periods in excess of those permitted above. Such additional interest will accrue during the additional period the prospectus is unavailable. Holders of notes should refer to the registration rights agreement for a description of the additional interest. We will have no other liabilities for monetary damages with respect to our registration obligations. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive additional interest with respect to those shares of common stock in the event of a registration default.

Repurchase and Cancellation

We may, to the extent permitted by law and the terms of the indenture, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the notes or any common stock issued upon conversion and prospective purchasers, if any, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

We have appointed Wells Fargo Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of notes upon the request of that holder.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of certain United States federal income tax consequences of the purchase, ownership, conversion, and other disposition of the notes and of the common stock received upon a conversion of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, some of which may be subject to special tax rules that differ significantly from those summarized below such as:

•	financial institutions,

•	insurance companies,

•	broker-dealers,

•	tax-exempt organizations,

•	certain former citizens or residents of the United States,

•	persons that will hold the notes or the common stock received upon a conversion of the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or

•	U.S. Holders (as defined below) that have a functional currency other than the United States dollar.

In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary applies only to investors who purchase notes in this offering at the “issue price” and hold their notes as “capital assets,” each as determined for United States federal income tax purposes.

Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the notes and common stock received upon a conversion of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation, partnership, or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof,

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

•	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

A beneficial owner of a note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes or shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or shares of common stock, as the case may be.

Classification of the Notes

Pursuant to the terms of the indenture, each holder of notes agrees to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern “contingent payment debt instruments” (the “CPDI regulations”) and to be bound by our application of the CPDI regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule.” The remainder of this discussion assumes that the notes will be treated in accordance with that agreement and our determinations.

No authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service (“IRS”) has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the IRS addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the IRS concluded that the debt instrument addressed in that published guidance was subject to the CPDI regulations. In addition, the IRS clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the IRS with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at rate different from the “comparable yield” rate described below.

U.S. Holders

Interest Income.  Under the CPDI regulations, a U.S. Holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis based on the adjusted issue price (as defined below) of the notes and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

The “issue price” of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the amount of any projected payments scheduled to be made with respect to the notes.

Under the CPDI regulations, we are required to establish the “comparable yield” for the notes. The comparable yield for the notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we have determined the comparable yield to be 8.50% compounded semi-annually.

We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under “Where You Can Find More Information.”

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. holders of the notes.

Adjustments to Interest Accruals on the Notes.  If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. Holder will be required to treat the “net positive adjustment” as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the notes.

Sale, Exchange, Conversion, Repurchase or Redemption.  Generally, the sale, exchange (including a conversion), repurchase, or redemption of a note will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note on any date will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as described above, scheduled to be made on the notes to the U.S. Holder through such date (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations.

A U.S. Holder’s tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion. The U.S. Holder’s holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends.  If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, a Pre-Dividend Adjustment, or an increase in the conversion rate in the event of our distribution of our debt instruments or our assets will generally result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock will generally not.

Dividends on Common Stock.  If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Under recently enacted tax legislation, eligible dividends received in tax years ending on or before December 31, 2010, will be subject to tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gains. A U.S. Holder will be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

Disposition of Common Stock.  Upon the sale or other disposition of our common stock received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. The deductibility of capital losses is subject to limitations. Under recently finalized Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale or exchange of our common stock may have to comply with certain disclosure requirements and should consult its tax advisor.

Non-U.S. Holders

Notes.  All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and (vi) with respect only to gain realized on a sale, exchange or conversion of the notes, our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see “— U.S. Holders — Constructive Dividends” above), however, the Non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.

Common Stock.  Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A Non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder or (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period in the common stock. We believe that we have not been during the past five years, are not and do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a United States Trade or Business.  If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

U.S. Holders.  Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders.  A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on the notes, or the proceeds of the sale or other disposition of the notes or our common stock. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to and the tax withheld (if any) with respect to such Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

SELLING SECURITYHOLDERS

We originally issued the notes to CIBC World Markets and CRT Capital Group LLC (the “initial purchasers”) in transactions exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are initially convertible. However, the number of common stock into which the notes are initially convertible is subject to adjustment resulting from payment of any make whole amount as provided in “Description of Notes — Determination of the Make Whole Amount.” Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

The principal amounts of the notes provided in the table below are based on information provided to us by each of the selling securityholders on or before June 4, 2007, and the percentages are based on $120,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 28.3222 shares of common stock per $1,000 principal amount of notes.

We have prepared the table and related notes based on information supplied to us by the selling securityholders. We have not sought to verify such information. Additionally, since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

				Number of	Common Stock
		Percentage of Aggregate	Number of Shares	Shares of	Beneficially Owned
	Amount of Notes	Principal Amount	of Common Stock	Common Stock	Following the
Name of Selling Securityholder	Offered Hereby	of Notes Outstanding	Owned(1)(2)	Offered Hereby(1)	Offering(3)

Advent Convertible ARB Master(4)	$1,457,000	1.2%	41,265	41,265	0
Alcon Laboratories(4)	$238,000	*	6,740	6,740	0

				Number of	Common Stock
		Percentage of Aggregate	Number of Shares	Shares of	Beneficially Owned
	Amount of Notes	Principal Amount	of Common Stock	Common Stock	Following the
Name of Selling Securityholder	Offered Hereby	of Notes Outstanding	Owned(1)(2)	Offered Hereby(1)	Offering(3)

Alexandra Global Master Fund Ltd.(5)	$5,000,000	4.2%	141,611	141,611	0
Arlington County Employees Retirement System(4)	$342,000	*	9,686	9,686	0
Arpeggio Fund(6)	$1,700,000	1.4%	48,147	48,147	0
Bank of America Pension Plan(7)	$2,032,000	1.6%	57,550	57,550	0
British Virgin Islands Social Security Board(4)	$79,000	*	2,237	2,237	0
Canyon Balanced Equity Master Fund, Ltd.(8)(9)	$210,000	*	133,017	5,947	127,070
Canyon Value Realization Fund, L.P.(8)(9)	$435,000	*	204,835	12,320	192,515
Canyon Value Realization MAC 18 Ltd.(8)(9)	$55,000	*	26,667	1,557	25,110
Citadel Equity Fund, Ltd. (10)(11)	$18,250,000	15.2%	516,880	516,880	0
City University of New York(4)	$68,000	*	1,925	1,925	0
CNH CA Master Account, L.P.(12)	$500,000	*	14,161	14,161	0
CSV Fund(6)	$1,000,000	*	28,322	28,322	0
DBAG London (13)(14)	$7,768,000	6.5%	220,006	220,006	0
CBARB, a segregated account of Geode Capital Master Fund Ltd.(15)	$6,500,000	5.4%	184,094	184,094	0
Encore Fund(6)	$1,000,000	*	28,322	28,322	0
Fortissimo Fund(6)	$500,000	*	14,161	14,161	0
GMIMCO Trust(4)	$875,000	*	24,781	24,781	0
Grace Convertible Arbitrage Fund, Ltd.(16)	$2,500,000	2.1%	70,805	70,805	0
Grady Hospital Foundation(4)	$65,000	*	1,840	1,840	0
HFR CA Opportunity Master Trust(4)	$61,000	*	1,727	1,727	0
IMF Converts(6)	$2,200,000	1.8%	62,308	62,308	0
Institutional Benchmark Series in respect of Centaur Series(8)(9)	$20,000	*	8,941	566	8,375
JMG Triton Offshore Fund, Ltd.(17)	$500,000	*	14,161	14,161	0
Luxor/Canyon Value Realization Fund Ltd.(8)(9)	$50,000	*	22,341	1,416	20,925
Lyxor Master Trust Fund(4)	$47,000	*	1,331	1,331	0
Morgan Stanley Convertible Securities Trust (13)(18)	$340,000	*	9,629	9,629	0
Occidental Petroleum Corporation(4)	$158,000	*	4,474	4,474	0
Peoples Benefit Life Insurance Company Teamsters(7)	$5,083,000	4.2%	143,961	143,961	0
Pro Mutual(4)	$432,000	*	12,235	12,235	0
Redbourn Partners Ltd.(7)	$3,050,000	2.5%	86,382	86,382	0

				Number of	Common Stock
		Percentage of Aggregate	Number of Shares	Shares of	Beneficially Owned
	Amount of Notes	Principal Amount	of Common Stock	Common Stock	Following the
Name of Selling Securityholder	Offered Hereby	of Notes Outstanding	Owned(1)(2)	Offered Hereby(1)	Offering(3)

Rhapsody Fund(6)	$3,600,000	3.0%	101,959	101,959	0
San Francisco City and County ERS(4)	$678,000	*	19,202	19,202	0
Satellite Convertible Arbitrage Master Fund LLC(19)	$5,000,000	4.2%	141,611	141,611	0
The Canyon Value Realization Fund (Cayman), Ltd.(8)(9)	$1,130,000	*	521,634	32,004	489,630
UBS AG London FBO WCBP(20)	$5,000,000	4.2%	253,511	253,511	0
Van Kampen Harbor Fund (13)(21)	$660,000	*	18,692	18,692	0
Vicis Capital Master Fund(22)	$1,000,000	*	28,322	28,322	0
Any other holders of notes or future transferees, pledges, donees, assignees, or successors of any such holders (23)

*	Represents less than 1% of the notes outstanding.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 28.3222 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes — Conversion Rights” and “Description of Notes — Determination of Make Whole Amount.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Includes shares of common stock issuable upon conversion of the notes in addition to any other shares of common stock identified to us by the selling securityholder as owned by it. See footnote (1).

(3)	Assumes sale, transfer or other disposition of all common stock issuable upon conversion of the Notes.

(4)	This security holder has advised us that voting and dispositive power with respect to the notes or our common stock held by this security holder is held by Advent Capital Management, LLC. Tracy V. Maitland is the President and Chief Investment Officer of Advent Capital Management, LLC.

(5)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment advisor to the selling securityholder, Alexandra Global Master Fund Ltd (“Alexandra Global”). By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the securities stated as beneficially owned by Alexandra Global. Alexandra disclaims beneficial ownership of such securities. Mikhail A. Filimonov (“Filimonov”) is a managing member of Alexandra. By reason of such relationship, Filimonov may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by Alexandra Global. Filimonov disclaims beneficial ownership of such securities.

(6)	This securityholder has advised us that voting and dispositive power with respect to the notes or our common stock held by this securityholder is held by Eric White, the trade Operations Specialist.

(7)	Camden Asset Management has the voting and dispositive power of the securities held by this selling securityholder. Mr. Tomas Kirvaitis is the portfolio manager of this selling securityholder.

(8)	The selling securityholder has indicated that Goldman Sachs is the registered holder of the registrable securities.

(9)	Canyon Capital Advisors LLC acts as the investment advisor for the selling securityholder and has the power to direct investments held by the selling securityholder. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner. The selling securityholder has informed us that (i) it is an affiliate of Canyon Partners Incorporated, a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understanding, directly or indirectly, with any person to distribute the securities. The selling securityholder is an affiliate of a broker-dealer. The selling securityholder received the notes in the ordinary course of business and to our knowledge has not agreed, directly or indirectly, to engage in a distribution of the notes.

(10)	The selling securityholder has indicated that Citadel Trading Group, LLC is the registered holder of the registrable securities.

(11)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin control CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund ltd. CLP, CIG, and Mr. Griffin each disclaim ownership of the shares held by Citadel Equity Fund Ltd.

(12)	CNH Partners, LLC is Investment Advisor of this selling securityholder and has sole dispositive power over the notes and sole dispositive and voting power over the common stock underlying the notes held by this selling securityholder. Investment principals for the Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(13)	The selling securityholder has indicated that Cede & Company is the registered holder of the registrable securities.

(14)	Patrick Corrigan shares voting power and investment control over these securities. The selling securityholder is an affiliate of a registered broker-dealer. Due to this affiliation, the selling securityholder may be deemed a registered broker-dealer and therefore an “underwriter” within the meaning of Section 2(11) of the Securities Act.

(15)	A segregated account of Geode Capital Master Fund Ltd., an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda. Phil Dumas has voting and investment control over these securities.

(16)	This securityholder has advised us that voting and dispositive power with respect to these securities is held by Grace Brothers Management, LLC. The Managing Member of Grace Brothers Management, LLC and the natural person with voting and dispositve power with respect to these securities held by this securityholder is Michael Brailov.

(17)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the registrable securities. The equity interest of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Holding Corp., a Delaware corporation. The equity interest of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glasser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(18)	Morgan Stanley Investment Management is the investment advisor of the selling securityholder and exercises voting and dispositive power over these securities. The portfolio managers for the advisor are Ellen Gold and David McLaughlin. The selling securityholder has informed us that (i) it is an affiliate of a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(19)	The discretionary investment manager of this selling securityholder is Satellite Asset Management, L.P. (“SAM”). The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin. SAM, SFM and each named individual disclaims beneficial ownership of the securities.

(20)	Richard Simpson is the natural person with voting and dispositive power of these securities on behalf of this selling securityholder. The selling securityholder has informed us that (i) it is, or is an affiliate of, a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(21)	Van Kampen Asset Management is the investment advisor of the selling securityholder and exercises voting and dispositive power over these securities. The portfolio managers for the advisor are Ellen Gold and David McLaughlin. The selling securityholder has informed us that (i) it is an affiliate of a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(22)	Vicis Capital LLC is the investment manager of this selling securityholder. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC. As such, Messrs. Stastney, Succo and Lucas are the natural persons who have voting and investment control of the securities being offered. Each of Messrs. Stastney, Succo and Lucas disclaims beneficial ownership of securities held by this securityholder.

(23)	We are unable to provide the names of certain holders of notes and/or our common stock issuable upon conversion of the notes at this time, because they have not provided us with information and/or their notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee. Information concerning any such holders who are not listed in the above table will be set forth in post-effective amendments or prospectus supplements, as applicable, from time to time, if and when required.

PLAN OF DISTRIBUTION

The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. However, the selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the notes and the shares of common stock issuable upon conversion of the notes from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this transaction.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes or the shares of common stock issuable upon conversion of the notes through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes or the shares of common stock issuable upon conversion of the notes, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes or shares of common stock issuable upon conversion of the notes and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and shares of common stock issuable upon conversion of the notes, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and such shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

Under the securities laws of certain states, the notes and the shares of common stock issuable upon conversion of the notes may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the shares of common stock issuable upon conversion of the notes may not be sold unless the notes or the common stock issuable upon conversion of the notes, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any 90-day calendar period and not to exceed an aggregate of 120 days in any 360 calendar-day period. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 90 calendar-day period under certain circumstances, relating to an acquisition, financing, recapitalization, business combination or other similar transaction. If the duration of such suspension exceeds any of the these applicable periods, we have agreed to pay predetermined additional interest to holders of notes as described under “Description of the Notes — Registration Rights.”

LEGAL MATTERS

Locke Liddell & Sapp LLP, Houston, Texas, will pass on certain legal matters regarding the notes and shares of our common stock issuable upon conversion of the notes.

EXPERTS

The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Pioneer’s Annual Report on Form 10-K/A for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act is 001-09859.

You may also obtain a copy of any of our filings with the SEC from our website at www.piona.com or by requesting them in writing or by telephone at: Pioneer Companies, Inc., Attention: Secretary, 700 Louisiana Street, Suite 4300, Houston, Texas 77002; (713) 570-3200. Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities. All amounts are estimates other than the SEC registration fee.

SEC registration fee	$3,684
Accounting fees and expenses	$50,000
Legal fees and expenses	$75,000
Printing expenses	$30,000
Trustee’s and transfer agent’s fees and expenses	$30,000
Miscellaneous	$30,000

Total	$218,684

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation) and except that no indemnification shall be made in respect of any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum or (3) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Fourth Amended and Restated Certificate of Incorporation

The Fourth Amended and Restated Certificate of Incorporation of Pioneer provides that a director of Pioneer shall not be personally liable to Pioneer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Pioneer or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Amended and Restated Bylaws

The Amended and Restated Bylaws (the “Bylaws”) of Pioneer provide that Pioneer shall, to the maximum extent permitted from time to time under the law, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Pioneer or is or was serving at the request of Pioneer as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Expenses incurred by a director or officer of Pioneer in defending a civil or criminal action, suit or proceeding shall be paid by Pioneer upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Pioneer as authorized in the Bylaws. Such expenses incurred by other employees and agents of Pioneer and other persons eligible for indemnification under the Bylaws may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

No amendment, modification or repeal of the indemnification provisions of the Bylaws shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of Pioneer or other persons eligible for indemnification under the Bylaws to be indemnified by Pioneer, nor the obligation of Pioneer to indemnify any such director or officer of Pioneer and other persons eligible for indemnification under the Bylaws under and in accordance with the provisions of the Bylaws as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Indemnification Agreements

Pioneer has entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors. The Indemnification Agreements provide that Pioneer shall indemnify the director when the director was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Pioneer), by reason of the fact that he was a director, officer, employee or agent of Pioneer, or is or was serving at the request of Pioneer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Pioneer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

In addition, the Indemnification Agreements provide that Pioneer shall indemnify the director when the director was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Pioneer to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Pioneer, or is or was serving at the request of Pioneer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Pioneer and except that no indemnification shall be made in respect of any claim, issue or matter as to which the director shall have been adjudged to be liable to Pioneer unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and the advancement of expenses.

Insurance

Pioneer has obtained a policy of liability insurance to insure its officers and directors against losses resulting from certain acts or omissions committed by them in their capacities as officers and directors of Pioneer.

The above discussion of Section 145 of the DGCL, Pioneer’s Certificate of Incorporation and Bylaws and the Indemnification Agreements is not intended to be exhaustive and is respectively qualified in its entirety by reference to the DGCL, the Certificate of Incorporation and the Bylaws of Pioneer and such agreements, each as amended.

ITEM 16.	EXHIBITS.

Exhibit No.		Description

2	.1*	Pioneer Companies, Inc. Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (incorporated by reference to Exhibit 2.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
2	.2*	Order Approving Disclosure Statement, dated September 21, 2001 (incorporated by reference to Exhibit 2.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
2	.3*	Order Confirming Joint Plan of Reorganization, dated November 28, 2001 (incorporated by reference to Exhibit 2.4 to Pioneer’s Current Report on Form 8-K filed on December 28, 2001).
2	.4*	Asset Purchase and Sale Agreement dated December 22, 2005 between Mariana Properties, Inc. and Pioneer Americas LLC (incorporated by reference to Exhibit 10.1 to Pioneer’s Current Report on Form 8-K filed on January 5, 2006).
2	.5*	Asset Purchase Agreement, dated as of September 22, 1997, between PCI Chemicals Canada Inc. (’PCICC”), PCI Carolina, Inc. and Pioneer Companies, Inc. and ICI Canada Inc., ICI Americas, Inc. and Imperial Chemical Industries PLC (incorporated by reference to Exhibit 2 to Pioneer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).
2	.6*	First Amendment to Asset Purchase Agreement, dated as of October 31, 1997, between PCICC, PCI Carolina, Inc. and Pioneer Companies, Inc. and ICI Canada Inc., ICI Americas, Inc. and Imperial Chemical Industries PLC (incorporated by reference to Exhibit 2 to Pioneer’s Current Report on Form 8-K filed on November 17, 1997).
4	.1*	Fourth Amended and Restated Certificate of Incorporation of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.2*	Amended and Restated By-laws of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.3*	Specimen Pioneer Companies, Inc. Stock Certificate (incorporated by reference to Exhibit 4.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.4*	Amended and Restated By-laws of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.5*	Specimen Pioneer Companies, Inc. Stock Certificate (incorporated by reference to Exhibit 4.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.6*	Indenture, dated as of March 26, 2007, between Pioneer Companies, Inc. and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Pioneer’s Current Report on Form 8-K filed on March 28, 2007).
4	.7*	Form of 2.75% Convertible Senior Subordinated Note due 2027 (included in Exhibit 4.6 and incorporated herein by reference).
4	.8*	Registration Rights Agreement, dated as of March 26, 2007, among Pioneer Companies, Inc., CIBC World Markets Corp., and CRT Capital Group LLC (incorporated by reference to Exhibit 4.2 to Pioneer’s Current Report on Form 8-K filed on March 28, 2007).
5.1		Opinion of Locke Liddell & Sapp LLP with respect to the legality of the securities offered hereby
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included on signature page to this Registration Statement)
25.1		Statement of Eligibility of on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, trustee under the Indenture

*	Incorporated by reference as indicated.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 22, 2007.

PIONEER COMPANIES, INC.

By:	/s/ MICHAEL Y. MCGOVERN
Name: Michael Y. McGovern

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Michael Y. McGovern and Gary L. Pittman, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Pioneer Companies, Inc., to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and all documents or instruments necessary or appropriate to enable Pioneer Companies, Inc. to comply with the Securities Act, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL Y. MCGOVERN (Michael Y. McGovern)	President, Chief Executive Officer and Chairman of the Board of Directors	June 22, 2007

/s/ GARY L. PITTMAN (Gary L. Pittman)	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	June 22, 2007

/s/ CARL MONTICONE (Carl Monticone)	Vice President, Controller and Assistant Secretary (Principal Accounting Officer)	June 22, 2007

/s/ ROBERT E. ALLEN (Robert E. Allen)	Director	June 22, 2007

/s/ MARVIN E. LESSER (Marvin E. Lesser)	Director	June 22, 2007

Signature	Title	Date

/s/ CHARLES L. MEARS (Charles L. Mears)	Director	June 22, 2007

/s/ DAVID A. SCHOLES (David A. Scholes)	Senior Vice President, Operations and Director	June 22, 2007

/s/ RICHARD L. URBANOWSKI (Richard L. Urbanowski)	Director	June 22, 2007

EXHIBIT INDEX

Exhibit No.		Description

2	.1*	Pioneer Companies, Inc. Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (incorporated by reference to Exhibit 2.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
2	.2*	Order Approving Disclosure Statement, dated September 21, 2001 (incorporated by reference to Exhibit 2.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
2	.3*	Order Confirming Joint Plan of Reorganization, dated November 28, 2001 (incorporated by reference to Exhibit 2.4 to Pioneer’s Current Report on Form 8-K filed on December 28, 2001).
2	.4*	Asset Purchase and Sale Agreement dated December 22, 2005 between Mariana Properties, Inc. and Pioneer Americas LLC (incorporated by reference to Exhibit 10.1 to Pioneer’s Current Report on Form 8-K filed on January 5, 2006).
2	.5*	Asset Purchase Agreement, dated as of September 22, 1997, between PCI Chemicals Canada Inc. (’PCICC”), PCI Carolina, Inc. and Pioneer Companies, Inc. and ICI Canada Inc., ICI Americas, Inc. and Imperial Chemical Industries PLC (incorporated by reference to Exhibit 2 to Pioneer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).
2	.6*	First Amendment to Asset Purchase Agreement, dated as of October 31, 1997, between PCICC, PCI Carolina, Inc. and Pioneer Companies, Inc. and ICI Canada Inc., ICI Americas, Inc. and Imperial Chemical Industries PLC (incorporated by reference to Exhibit 2 to Pioneer’s Current Report on Form 8-K filed on November 17, 1997).
4	.1*	Fourth Amended and Restated Certificate of Incorporation of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.2*	Amended and Restated By-laws of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.3*	Specimen Pioneer Companies, Inc. Stock Certificate (incorporated by reference to Exhibit 4.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.4*	Amended and Restated By-laws of Pioneer Companies, Inc. (incorporated by reference to Exhibit 3.2 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.5*	Specimen Pioneer Companies, Inc. Stock Certificate (incorporated by reference to Exhibit 4.1 to Pioneer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4	.6*	Indenture, dated as of March 26, 2007, between Pioneer Companies, Inc. and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Pioneer’s Current Report on Form 8-K filed on March 28, 2007).
4	.7*	Form of 2.75% Convertible Senior Subordinated Note due 2027 (included in Exhibit 4.6 and incorporated herein by reference).
4	.8*	Registration Rights Agreement, dated as of March 26, 2007, among Pioneer Companies, Inc., CIBC World Markets Corp., and CRT Capital Group LLC (incorporated by reference to Exhibit 4.2 to Pioneer’s Current Report on Form 8-K filed on March 28, 2007).
5.1		Opinion of Locke Liddell & Sapp LLP with respect to the legality of the securities offered hereby
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included on signature page to this Registration Statement)
25.1		Statement of Eligibility of on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, trustee under the Indenture